MEMBERSHIP UNIT PURCHASE AGREEMENT
by and among
NEXSTAR INC., as Buyer,
BESTREVIEWS LLC, as the Company,
and
TRIBUNE PUBLISHING COMPANY, LLC and BR HOLDING COMPANY, INC., as Sellers,
dated as of
December 11, 2020

Section 2.05    Adjustment to the Purchase Price........................................................…..    14

i

ii

Exhibit A – Purchase Price Payment
Exhibit B – Indebtedness and Closing Date Sellers Expenses to be Paid at Closing
Exhibit C – Closing Balance Sheet Policies
Exhibit D – Proposed Allocation
Exhibit E – R&W Insurance Policy
Exhibit F – Form of Restrictive Covenant Agreement

Annex A – Illustrative Calculation of Net Working Capital
MEMBERSHIP UNIT PURCHASE AGREEMENT
This Membership Unit Purchase Agreement (this “Agreement”), dated as of December 11, 2020, is entered into by and among NEXSTAR INC., a Delaware corporation (“Buyer”), BESTREVIEWS LLC, a Delaware limited liability company (the “Company”), TRIBUNE PUBLISHING COMPANY, LLC, a Delaware limited liability company (“Tribune”), and BR HOLDING COMPANY, INC., a Delaware corporation (“BR Holdco” and, collectively with Tribune, the “Sellers”).
RECITALS
A.Sellers own all of the issued and outstanding Common Units (the “Membership Units”) of the Company, which are all of the issued and outstanding membership interests or units of the Company.
B.Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Units, subject to the terms and conditions set forth herein.
iii

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Actual Closing Balance Sheet” has the meaning set forth in Section 2.05(d)(i).
“Actual Net Working Capital Deficit” means the amount, if any, by which Final Net Working Capital is less than Target Net Working Capital.
“Actual Net Working Capital Surplus” means the amount, if any, by which Final Net Working Capital is more than Target Net Working Capital.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Affiliate Agreement” has the meaning set forth in Section 3.21.
“Agreement” has the meaning set forth in the preamble.
“Allocation Percentage” means 60% for Tribune and 40% for BR Holdco.
“Angel Employment Agreement” means that certain Employment Agreement by and between the Company and Robert Angel in a form to be mutually agreed upon by Buyer and Robert Angel prior to Closing.
“Anti-Corruption Laws” means all U.S., E.U., and international laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Assignment” has the meaning set forth in Section 2.03(b)(i).
“Benefit Plan” has the meaning set forth in Section 3.14(a).
“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York or Reno, Nevada are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.04(b).
“Calculation Time” means 12:01 a.m. (Eastern Standard Time) on the Closing Date.
“Cash Equivalents” means, as of the time of determination: (a) the amount of all unrestricted cash on hand at the Company and in its bank, lock box, and other accounts (including, but not limited to, cash resulting from the clearance of checks deposited, wire transfers, and ACH payments in such accounts on or prior to the Closing Date, whether or not such clearance occurs before, on, or after the Closing Date), plus (b) the amount of all marketable securities owned by the Company, each as determined in accordance with the Closing Balance Sheet Policies. For the avoidance of doubt, Cash Equivalents shall exclude all Restricted Cash, outstanding checks, security deposits and amounts held in escrow, wires and drafts issued against the Company’s account.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or employee representative.
“Closing” has the meaning set forth in Section 2.04.
“Closing Balance Sheet Policies” has the meaning set forth in Section 2.05(b)(i).
“Closing Date” has the meaning set forth in Section 2.04.
“Closing Date Sellers Expenses” means, as of immediately prior to the Closing (without duplication), the aggregate amount of (i) all of the Company’s and Sellers’ unpaid out-of-pocket expenses arising from or incurred in connection with the transactions contemplated by this Agreement payable by the Company (including on behalf of either Seller) to outside legal counsel, accountants, auditors, brokers and other Persons, and (ii) all change of control payments, transaction or retention bonuses, severance payments or other similar obligations payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, together with the employer portion of any applicable Taxes relating to any such amount (determined as if no deferral (if any) of such Taxes has occurred as permitted by the Coronavirus Aid, Relief, and Economic Security Act), each of which shall be set forth on Exhibit B.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection and Use” has the meaning set forth in Section 3.09(i).
“Company” has the meaning set forth in the preamble.
“Company Continuing Employee” has the meaning set forth in Section 6.04(a).
“Company Indemnified Agents” has the meaning set forth in Section 6.05(a).
“Company-Owned Intellectual Property” has the meaning set forth in Section 3.09(b).
“Contracts” means all legally binding contracts, agreements, leases, licenses, notes, instruments, and commitments.

“Customer Information” has the meaning set forth in Section 3.09(i).
“COVID-19” means SARS CoV-2 or COVID-19 (and all related strains and sequences), including any evolutions, intensification, resurgence or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Data Room” means the electronic documentation site established by Datasite (formerly known as Merrill Corporation) on behalf of Sellers and the Company.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, Sellers, and Buyer concurrently with the execution and delivery of this Agreement.
“DOJ” has the meaning set forth in Section 6.07(b).
“Dollars” or “$” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).
“Employees” means those Persons employed by the Company immediately prior to the Closing (including, for the avoidance of doubt, each such Person on medical, disability, family, or other leave of absence as of the Closing Date).
“Employment Contract” has the meaning set forth in Section 3.15(b).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, license, or other similar encumbrance.
“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Cash Equivalents” has the meaning set forth in Section 2.05(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Sellers Expenses” has the meaning set forth in Section 2.05(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.05(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.05(a).
“Estimated Net Working Capital Deficit” means the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital.
“Estimated Net Working Capital Surplus” means the amount, if any, by which Estimated Net Working Capital is more than Target Net Working Capital.
“Ex-Im Laws” means all U.S., E.U., and international laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import laws administered by U.S. Customs and Border Protection.
“Family Group” means, with respect to a Person who is an individual or an entity wholly owned and controlled by an individual, all of the following: (a) such individual’s spouse, siblings, parents and lineal descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”); (b) such individual’s executor or personal representative; (c) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives; and (d) any corporation, limited partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such individual or such individual’s executor or personal representative shall have control of such entity and of which the sole record and beneficial owners of shares, partnership interests, membership interests or any other equity interests are limited to such individual, such individual’s relatives and/or the trusts described in clause (c) above.
“Filev Trust” means The Momchil D. Filev Family Protection Trust.
“Final Cash Equivalents” means the aggregate amount of all Cash Equivalents as of the Calculation Time.
“Final Closing Balance Sheet” has the meaning set forth in Section 2.05(b).
“Final Closing Statement” has the meaning set forth in Section 2.05(b).
“Final Indebtedness” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing.
“Final Net Working Capital” means the Net Working Capital of the Company as of the Calculation Time.

“Financial Statements” has the meaning set forth in Section 3.05.
“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement and requires: (a) a false representation of material fact made in Article III, Article IV, or Article V by such party; (b) with actual knowledge that such representation is false; (c) with an intent to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer material loss by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.
“Fundamental Representations” means the representations and warranties in Section 3.01 (Organization and Authority of the Company); Section 3.02 (Capitalization); Section 3.04(a) (No Conflicts); Section 3.16 (Taxes); Section 3.17 (Brokers); Section 4.01 (Organization and Authority of Seller); Section 4.02(a) (No Conflicts); Section 4.03 (Capitalization; Ownership of Membership Units); and Section 4.05 (Brokers).
“FTC” has the meaning set forth in Section 6.07(b).
“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.
“H&K” has the meaning set forth in Section 11.16.
“Harty Employment Agreement” means that certain Employment Agreement by and between the Company and Matthew Harty in a form to be mutually agreed upon by Buyer and Matthew Harty prior to Closing.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is or is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdback Consideration” means two million six hundred thousand dollars (US$2,600,000), which shall reduce the portion of the Purchase Price payable to BR Holdco for further distribution to the Filev Trust.
“Holdback Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of: (i) the first anniversary of the Closing Date, (ii) any date earlier than the first anniversary of the Closing Date as determined by Rob Angel, in his capacity as President of the Company, in his sole discretion (on behalf of Buyer and the Company), and (iii) the date on which Momchil Filev’s employment or engagement with the Company is terminated by the Company without Cause (as defined in the Retention Agreement), by Momchil Filev for Good Reason (as defined in the Retention Agreement), due to Momchil Filev’s Disability (as defined in the Retention Agreement), or due to Momchil Filev’s death.
“Honigman” has the meaning set forth in Section 11.16.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, and without duplication, all outstanding Liabilities or obligations of such Person (including the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and all other payment obligations (including any prepayment penalties or premiums payable as a result of the consummation of the transactions contemplated by this Agreement)) with respect to any of the following: (a) borrowed money or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness; (b) Liabilities evidenced by any bond, note, bank guarantee, debenture, letter of credit, or other debt security, guarantees, interest rate, currency or other hedging or swap arrangements; (c) obligations under leases required to be accounted for as a “capital lease” under GAAP; (d) accrued annual bonuses for 2020 or any older period; (e) severance and benefit Liability with respect to individuals terminated prior to Closing (whether or not accrued); (f) any Liability with respect to the deferred purchase price of property, assets or services, including with respect to “earn-outs” and “seller notes” and other similar amounts payable with respect to the purchase price for prior acquisitions; (g) indebtedness evidenced by letters of credit or bankers’ acceptances (in each case only to the extent drawn); (h) sale and leaseback transactions, any synthetic lease or tax ownership operating lease transaction and obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the Company’s ordinary course of business and included in the final calculation of Net Working Capital); (i) deferred revenue; (j) any Taxes related to a Pre-Closing Tax Period; or (k) all obligations of the type referred to in clauses (a) though (j) of other Persons that are guaranteed by such Person or secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that Indebtedness shall not include: (x) undrawn letters of credit, (y) operating leases, or (z) to the extent included in Net Working Capital, accounts payable, accrued expenses, accrued Taxes, deferred Tax Liability, or any other Liability included in Net Working Capital.
“Independent Accountant” means Deloitte Touche Tohmatsu Limited.
“Insurance Policies” has the meaning set forth in Section 3.10.

“Insurer” means DUAL North America, Inc.
“Intellectual Property” has the meaning set forth in Section 3.09(a).
“Interim Balance Sheet” has the meaning set forth in Section 3.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.
“IT Systems” has the meaning set forth in Section 3.09(g).
“Knowledge” or any other similar knowledge qualification means (a) with respect to the Company, the actual knowledge, after reasonable investigation, of Rob Angel, Momchil Filev, and Matt Harty; and (b) with respect to Buyer, the actual knowledge, after reasonable investigation, of Anthony Katsur.
“Law” means any statute, law, act, ordinance, regulation, rule, code, Order, constitution, treaty, common law, regulation, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease” has the meaning set forth in Section 3.08(b).
“Legal Proceeding” means any action, suit, claim, investigation, examination, complaint, inquiry, administrative enforcement or proceeding by or before a Governmental Authority, or any audit or arbitration.
“Liability” means with respect to any Person, any direct or indirect liability, indebtedness, expense, guaranty or obligation of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
“Material Adverse Effect” means any event, occurrence, fact, condition, incident, or change that (individually or in the aggregate with all other such events, transactions, conditions, incidents or changes) has had or would reasonably be expected to have a materially adverse effect on: (a) the business, results of operations, financial condition, or assets of the Company, or (b) the ability of a Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, incident or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God, including, but not limited to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, or other natural disasters, weather conditions, epidemics, pandemics (including, but not limited to, COVID-19), and other force majeure events in the United States or any other country or region in the world; or (ix) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded). Notwithstanding the foregoing, for purposes of clauses (i)-(iv), (vi) and (viii) of this definition, events, occurrences, facts, conditions, or changes shall not be excluded to the extent that they disproportionately impact the Company as compared to other Persons in the industries in which the Company operates.
“Material Contracts” has the meaning set forth in Section 3.07(a).
“Membership Units” has the meaning set forth in the recitals.
“NDA” means the Confidentiality Agreement, dated September 9, 2020, by and between Buyer (as successor in interest to Nexstar Digital LLC) and the Company.
“Net Working Capital” means, as of any time, the aggregate amount of the Company’s current assets as of such time minus the aggregate amount of the Company’s current Liabilities as of such time, in each case determined in accordance with the Closing Balance Sheet Policies and in a manner consistent with the illustrative calculation of Net Working Capital attached hereto as Annex A. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to income, deferred Taxes or franchise Taxes, Final Cash Equivalents, Final Indebtedness or Closing Date Sellers Expenses.
“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current, and future equity holders, controlling Persons, trustees, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current, or future equity holder, controlling Person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Objection Notice” has the meaning set forth in Section 2.05(c)(ii).
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its Articles or Certificate of Incorporation and its Bylaws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its Articles or Certificate of Partnership, Formation, or Association, and its Partnership Agreement (in each case, limited, limited liability, general, or otherwise); (c) in the case of a Person that is a limited liability company, its Articles or Certificate of Formation or Organization, and its Limited Liability Company Agreement or Operating Agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general, or otherwise), limited liability company, or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Pass-Through Tax Return” means any Tax Return to the extent that: (a) the Person with respect to which such Tax Return is filed is treated as a pass-through entity for purposes of such Tax Return, and (b) the items of income, gain, loss, and deduction are reflected on the Tax Returns of the direct or indirect owners of such Person.
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Piper Sandler” means Piper Sandler & Co.
“Pre-Closing Communications” has the meaning set forth in Section 11.16.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Post-Closing Tax Period” means any Tax period that begins and ends after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.02.
“Purchase Price Adjustment” has the meaning set forth in Section 2.05(d)(ii).
“Purchase Price Adjustment Dispute Expenses” has the meaning set forth in Section 2.05(c)(v).
“R&W Insurance Policy” means that certain Buyer-side Representations and Warranties Insurance Policy bound as of the date hereof and issued by the Insurer, a copy of which is attached as Exhibit E.
“Real Property” means the real property owned, leased, subleased or otherwise used or occupied by the Company, together with all buildings, structures, and facilities located thereon.
“Representative” means, with respect to any Person, any and all directors, shareholders, managers, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person or an Affiliate thereof.
“Restricted Cash” means all cash and cash equivalents that are not freely usable by and available to the Company because it is subject to restrictions or limitations on use or distribution by applicable Law or contract, including without limitation, restrictions on dividends and repatriation.
“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreements by and among the Buyer and each of Tribune, BR Holdco, Momchil Filev, and Denis Grosz, each in the form of Exhibit F.

“Retention Agreement” means that certain Retention and Holdback Agreement by and between the Company and Momchil Filev in a form to be mutually agreed upon by Buyer and Momchil Filev prior to Closing.
“Revised Allocation” has the meaning set forth in Section 10.07.
“Sanctioned Country” means any country or region that is or was in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S., E.U., or international sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S., E.U., or international laws relating to economic or trade sanctions, including, without limitation, the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Securities Act” means the Securities Act of 1933, as amended.
“Sellers” has the meaning set forth in the preamble.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Target Net Working Capital” means $3,500,000.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, social security (or similar), capital stock, occupancy, financial transaction, value added, estimated, alternative or add-on minimum, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Proceeding” means any investigation, audit, examination, proposed adjustment, or other administrative or judicial proceeding with a Governmental Authority relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TMSA” means that certain Master Services Agreement by and between the Company and Tribune in a form to be mutually agreed upon by Buyer and Tribune prior to Closing.

“Top Customer” has the meaning set forth in Section 3.20(a).
“Top Supplier” has the meaning set forth in Section 3.20(b).
“Trade Control Laws” has the meaning set forth in Section 3.19(a).
“Transaction Documents” means this Agreement, the Assignment, the Transition Services Agreement, the Angel Employment Agreement, the Harty Employment Agreement, the Retention Agreement, the TMSA, each of the Restrictive Covenant Agreements and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed in connection with the consummation of the transactions described in this Agreement.
“Transaction Tax Deductions” means any Tax deductions arising from (a) Closing Date Sellers Expenses or any other expenses incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents which are the economic responsibility of any Seller, or (b) repayment of any Indebtedness or other obligations of the Company on or before the Closing Date, including any unamortized deferred financing fees in connection with any such Indebtedness or other obligations.
“Transition Services Agreement” means that certain Transition Services Agreement by and between the Company and Tribune, dated as of the Closing Date, in a form to be mutually agreed upon by Buyer and Tribune prior to Closing.
“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Law.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, and transfer to Buyer, and Buyer shall purchase, acquire, and accept from Sellers, all of Sellers’ rights, title, and interest in and to the Membership Units, free and clear of all Encumbrances, and Buyer shall pay and deliver the Purchase Price specified in Section 2.02 to Sellers as consideration for the Membership Units in the manner and as set forth on Exhibit A. Each Seller agrees that the allocation and payment of the Purchase Price and other amounts payable to the Sellers as provided in this Article II has been determined by the Company and the Sellers in accordance with, and not in contravention of, the Organizational Documents of the Company, and neither Buyer nor any of its Affiliates will have any Liability with respect thereto (other than with respect to Buyer’s obligation to pay such amounts to the Sellers in accordance with such terms and the terms of this Agreement).
Section 2.02    Purchase Price. Subject to the adjustments set forth in Section 2.05, the aggregate cash purchase price (the “Purchase Price”) to be paid by Buyer to Sellers as consideration for the Membership Units at the Closing shall be equal to the sum of the following amounts:

(a)$160,000,000.00;
(b)either plus any Estimated Net Working Capital Surplus or minus any Estimated Net Working Capital Deficit, as applicable;
(c)plus the Estimated Cash Equivalents;
(d)minus the Estimated Indebtedness set forth on Exhibit B; and
(e)minus the Closing Date Sellers Expenses set forth on Exhibit B.
Section 2.03    Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall deliver to Sellers:
(i)the Purchase Price (less the Holdback Consideration) by wire transfer of immediately available funds to bank accounts and in amounts set forth on Exhibit A, which Exhibit A shall be prepared by Sellers and delivered to Buyer at least five (5) Business Days before Closing and shall set forth the portion of the Purchase Price to be paid by Buyer to each Seller at Closing in accordance with the Allocation Percentage of each Seller; and
(ii)all Transaction Documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, including, but not limited to, those Transaction Documents set forth in Section 7.03.
(b)At the Closing, Sellers shall deliver to Buyer:
(i)an assignment of the Membership Units to Buyer in form and substance reasonably satisfactory to Buyer (the “Assignment”), duly executed by Sellers;
(ii)all Transaction Documents required to be delivered by Sellers or the Company at or prior to the Closing pursuant to this Agreement, including, but not limited to, those Transaction Documents set forth in Section 7.02; and
(iii)from each Seller, a properly completed and duly executed IRS Form W-9.
(c)At the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth on Exhibit B by wire transfer of immediately available funds to the account(s), in the amounts, and in accordance with the payoff instructions indicated in the payoff letters delivered by the holders of such Indebtedness.
(d)At the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and Sellers, by wire transfer of immediately available funds, all amounts necessary to discharge fully all Closing Date Sellers Expenses, in the amounts and in accordance with the payment instructions set forth on Exhibit B.

(e)Sellers shall prepare and deliver Exhibit B to Buyer at least five (5) Business Days before Closing.
(f)All deliveries, payments, and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless or until all are effective (except for any of which the party or parties entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to the Closing).
(g)At the Closing, Buyer shall retain the Holdback Consideration subject to the terms and conditions of Section 2.07.
Section 2.04    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Units and closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at: (a) a time, date, and place mutually agreed upon in writing by Buyer and Sellers, or (b) if no such time, date, and place are mutually agreed upon in writing, then 10:00 a.m. (Eastern) no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Holland & Knight LLP, 50 North Laura Street, Suite 3900, Jacksonville, Florida 32202 (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 12:01 a.m. (Eastern) on the Closing Date. The Closing may take place by delivery of the documents to be delivered at the Closing by electronic transmission. All document deliveries and payments by one party to another party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article IX, failure to consummate the transactions contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 2.04 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
Section 2.05    Adjustment to the Purchase Price.
(a)The purpose of the Purchase Price adjustment set forth in this Section 2.05 is solely to measure any changes in Cash Equivalents, Net Working Capital, Closing Date Sellers Expenses and Indebtedness of the Company from the target or estimated amounts used to determine the Purchase Price at the Closing to the actual amounts of Cash Equivalents, Net Working Capital, Closing Date Sellers Expenses and Indebtedness of the Company as of the Closing on the same accounting basis consistently applied to reflect the transactions or events up to, and conditions existing as of, the Closing. At least five (5) Business Days prior to the Closing, Sellers shall, in accordance with the terms of this Section 2.05, prepare and deliver to Buyer an estimated balance sheet of the Company as of the Closing (the “Estimated Closing Balance Sheet”), which shall include estimates of: (i) Cash Equivalents (“Estimated Cash Equivalents”), (ii) Net Working Capital (“Estimated Net Working Capital”), (iii) Closing Date Sellers Expenses (“Estimated Closing Date Sellers Expenses”) and (iv) Indebtedness (“Estimated Indebtedness”), and will make such revisions thereto as are reasonably requested by Buyer, it being understood that all such estimates and any requests for revisions thereto will be made in accordance with the Closing Balance Sheet Policies and consistent with the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, and estimation methodologies used by the Company in the preparation of the Financial Statements. At such time, Sellers shall also deliver Exhibit B to Buyer, which shall set forth the Estimated Closing Date Sellers Expenses and Estimated Indebtedness and wire instructions for paying such amounts. The Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Indebtedness, and the Estimated Closing Date Sellers Expenses set forth on Exhibit B shall be used to determine the Purchase Price, for purposes of Section 2.02. Both prior to and after the Closing, Sellers will make available to Buyer and its auditors (if any) all records and work papers relating to the Company and their calculation of Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Closing Date Sellers Expenses, and Estimated Indebtedness that Buyer and its auditors (if any) request, and Sellers will make available to Buyer and its auditors (if any) all of Sellers’ Representatives responsible for or otherwise involved in the preparation of the Estimated Closing Balance Sheet, Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Closing Date Sellers Expenses, and Estimated Indebtedness (including, for the avoidance of doubt, any Persons involved in providing any information used or considered in the preparation of the Estimated Closing Balance Sheet, Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Closing Date Sellers Expenses, and Estimated Indebtedness) in order to fully respond to any questions Buyer and its auditors (if any) may have. Sellers shall, upon request by Buyer, promptly provide a list of all such Persons, specifying the information provided by and all other work performed by such Persons in preparation of the Estimated Closing Balance Sheet, and the Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Closing Date Sellers Expenses, and Estimated Indebtedness.
(b)Delivery of Closing Balance Sheet. Within ninety (90) days following the Closing, Buyer will, in good faith and in accordance with the terms of this Section 2.05, prepare and deliver to Sellers Buyer’s good faith calculation of the Purchase Price based on Buyer’s determination of the actual amounts of Final Cash Equivalents, Final Net Working Capital, Closing Date Sellers Expenses, and actual Final Indebtedness, in each case, of the Company (the “Final Closing Statement”), and a balance sheet of the Company as of the Closing (the “Final Closing Balance Sheet”).
(i)Calculation of the Final Closing Statement and the Final Closing Balance Sheet shall be calculated in a manner consistent with GAAP, and, to the extent consistent with GAAP, on a basis consistent with the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, and estimation methodologies, including with respect to the nature of accounts, level of reserves, and level of accruals, used to calculate the Estimated Closing Balance Sheet, Estimated Cash Equivalents, Estimated Net Working Capital, Estimated Closing Date Sellers Expenses, Estimated Indebtedness, and Target Net Working Capital and such calculations shall be consistent with the methods used in preparing the Financial Statements, except that such statements, estimates, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transaction, (ii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, (iii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (iv) shall be consistent with Exhibit C (the “Closing Balance Sheet Policies”). Sellers represent and warrant that the Closing Balance Sheet Policies are consistent, in all material respects, with the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, and estimation methodologies, including with respect to the nature of accounts, level of reserves, and level of accruals, which have been employed in preparation of the Financial Statements.
(ii)The calculation of the Purchase Price Adjustment as set forth in this Section 2.05 does not, except as required by GAAP and the Closing Balance Sheet Policies: (A) permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, or estimation methodologies, including with respect to the nature of accounts, level of reserves, or level of accruals; or (B) permit the introduction of new or removal of existing balance sheet accounts or line items, in each case of (A) and (B), from those set forth in the Closing Balance Sheet Policies or used in determining the amount of the Estimated Net Working Capital and the Target Net Working Capital, it being the agreement of the parties that the Final Net Working Capital shall be calculated consistent with the Estimated Net Working Capital and the Target Net Working Capital in order to allow a meaningful comparison of the Final Net Working Capital to the Estimated Net Working Capital and the Target Net Working Capital.
(iii)The Final Closing Balance Sheet shall be prepared, and the Final Net Working Capital shall be determined, in accordance with: (A) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques, and estimation methods with respect to financial statements, their classification or presentation, or otherwise (including with respect to the nature of accounts, level of reserves, and level of accruals) that are consistent with the calculation of the Target Net Working Capital, (B) to the extent not inconsistent with the foregoing clause (A), accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques, and estimation methods with respect to financial statements, their classification or presentation, or otherwise (including with respect to the nature of accounts, level of reserves, or level of accruals) adopted in connection with the balance sheets included in the Financial Statements, and (C) to the extent not inconsistent with the foregoing clauses (A) or (B), GAAP.
(iv)The Final Closing Statement, the Final Closing Balance Sheet, and the Net Working Capital, Cash Equivalents, and Indebtedness reflected therein shall: (A) exclude the impact of any decisions made or actions taken or omitted by Buyer or the Company after Closing, (B) not reflect changes in assets or Liabilities as a result of purchase accounting adjustments or reflect any events, conditions, or circumstances which arise as a result of the change of control or ownership of the Company contemplated by this Agreement, and (C) ignore events taking place at or after the Closing. Notwithstanding anything to the contrary in this Agreement, (y) to the extent that the Final Closing Balance Sheet corrects an error or an inconsistency in, or noncompliance with, an accounting method, policy, practice, procedure, convention, categorization, definition, principle, judgment, assumption, asset recognition base, technique, or estimation method (including in respect of management’s exercise of judgment) that was used in the calculation of the Target Net Working Capital, then either the Final Net Working Capital or the Target Net Working Capital shall be reduced or increased as a result of such error, inconsistency, or noncompliance, as appropriate, to reflect such error, inconsistency, or noncompliance; and (z) if the same item would be reflected differently on the Final Closing Balance Sheet than in the calculation of the Target Net Working Capital in accordance with the Closing Balance Sheet Policies, the parties will equitably adjust the calculation of either the Final Net Working Capital or Target Net Working Capital so as to result in consistent treatment.
(c)Review of Final Closing Balance Sheet; Objection. Sellers shall have thirty (30) days from the date of receipt of the Final Closing Balance Sheet to review the computations of Final Cash Equivalents, Final Net Working Capital, Closing Date Sellers Expenses, and Final Indebtedness reflected on the Final Closing Balance Sheet and the Final Closing Statement.
(i)In connection with such review, Buyer will make available to Sellers and their auditors (if any) all records and work papers relating to the Company and their calculation of Final Cash Equivalents, Final Net Working Capital, Closing Date Sellers Expenses, and Final Indebtedness that Sellers and their auditors (if any) request in reviewing the Final Closing Balance Sheet, and Buyer will make available to Sellers and their auditors (if any) all of Buyer’s Representatives responsible for or otherwise involved in the preparation of the Final Closing Balance Sheet and the Final Closing Statement (including, for the avoidance of doubt, any Persons involved in providing any information used or considered in the preparation of the Final Closing Balance Sheet and the Final Closing Statement) in order to fully respond to any questions Sellers and its auditors (if any) may have. Buyer shall, upon request by Sellers, promptly provide a list of all such Persons, specifying the information provided by and all other work performed by such Persons in preparation of the Final Closing Balance Sheet and the Final Closing Statement.
(ii)If Sellers disagree with Buyer’s calculation of the Purchase Price, Sellers shall deliver written notice (an “Objection Notice”) of such disagreement, in reasonable detail, to Buyer on or before the thirty (30) days after Sellers’ receipt of the Final Closing Balance Sheet. If Sellers fails to provide an Objection Notice within the period specified in this paragraph, Buyer’s calculation of the Purchase Price as set forth in the Final Closing Statement delivered pursuant to Section 2.05(b) will be final, conclusive, and non-appealable.
(iii)If Sellers timely deliver an Objection Notice to Buyer, Buyer and Sellers will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of the Objection Notice, but if they do not reach a final resolution within thirty (30) days after Buyer has received the Objection Notice, then they shall, within five (5) days thereafter, commence the process to jointly retain the Independent Accountant (or, if the Independent Accountant is unable to serve as the Independent Accountant for any reason whatsoever, including for reasons of conflict of interest, Buyer and Sellers shall, within five (5) days thereafter, jointly retain another nationally recognized public accounting firm mutually acceptable to them to act as the Independent Accountant for purposes of this Agreement solely in accordance with the terms of this Agreement, to resolve any remaining disagreements; provided, that if Buyer and Sellers cannot agree on a mutually acceptable replacement accounting firm (if the Independent Accountant is not able to serve), a replacement shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association). In connection with engaging the Independent Accountant, Buyer and Sellers agree, if requested by the Independent Accountant, to work with the Independent Accountant to negotiate and execute an engagement letter on terms reasonably satisfactory to Buyer and Sellers. Buyer, Sellers, and their respective Representatives will cooperate with the Independent Accountant during its resolution of any disagreements included in the Objection Notice.

(iv)Unless otherwise agreed by Buyer and Sellers in writing, the Independent Accountant shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C; provided, that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Independent Accountant of jurisdiction. The Independent Accountant will consider only those items and amounts set forth in the Objection Notice that Buyer, on the one hand, and Sellers, on the other hand, are unable to resolve. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Sellers or less than the smallest value for such item claimed by Buyer or Sellers. Except as otherwise specified herein, the scope of the disputes to be determined by the Independent Accountant is limited to whether the preparation of the Final Closing Balance Sheet and the calculation of the Purchase Price were done in a manner consistent with Section 2.05(b) and whether there were mathematical errors in the preparation of the Final Closing Balance Sheet or the calculation of the Purchase Price, and the Independent Accountant shall not make any other determination unless jointly requested in writing by Buyer and Sellers. The Independent Accountant’s determination of the Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by Buyer and Sellers (i.e., not on independent review) and on the definitions included herein.
(v)The fees and disbursements of the Independent Accountant and the reasonable attorneys’ fees and expenses of the parties (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne: (A) by Buyer, on the one hand, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items, and (B) by the Sellers, severally in accordance with their respective Allocation Percentages (and not jointly and severally), on the other hand, in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items. For example, if Buyer and Sellers dispute $1,000,000 of a proposed Purchase Price Adjustment to be paid to Sellers, the Independent Accountant determines that such payment should be $400,000, and the Purchase Price Adjustment Dispute Expenses are $100,000, then: (y) Buyer shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses, and (z) Sellers severally in accordance with their respective Allocation Percentages (and not jointly and severally) shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses.
(vi)The determination of the Independent Accountant as to any disputed matters shall be set forth in a written report of award delivered to Buyer and Sellers and shall be deemed final, conclusive, and binding on the parties and shall not be subject to collateral attack for any reason. The parties agree that judgment may be entered upon the written report of award of the Independent Accountant in any court having jurisdiction pursuant to Section 11.10. Prior to the Independent Accountant’s determination as provided for herein, (y) Buyer, on the one hand, and Sellers, on the other hand (in accordance with their Allocation Percentages), will each pay fifty percent (50%) of any retainer paid to the Independent Accountant; and (z) during the engagement of the Independent Accountant, the Independent Accountant will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Sellers, on the other hand (in accordance with their Allocation Percentages). In connection with the Independent Accountant’s determination as provided for herein, the Independent Accountant shall also determine, in accordance with the principle set forth in Section 2.05(c)(v), and taking into account all fees and expenses already paid by each of Buyer, on the one hand, and Sellers, on the other hand, as of the date of such determination, the allocation of the Purchase Price Adjustment Dispute Expenses between Buyer and Sellers, which such determination shall be conclusive and binding upon the parties.
(d)Final and Binding Determination.
(i)The Final Closing Balance Sheet and Purchase Price, including the calculations of Final Cash Equivalents, Final Net Working Capital, Closing Date Sellers Expenses and Final Indebtedness of the Company, as agreed to by Buyer and Sellers or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the parties and shall be deemed the “Actual Closing Balance Sheet” for all purposes under this Agreement.
(ii)Upon completion of the calculation of the Actual Closing Balance Sheet, Final Cash Equivalents, Final Net Working Capital, Closing Date Sellers Expenses, and Final Indebtedness in accordance with this Section 2.05, the Purchase Price shall be recalculated using the Final Cash Equivalents (rather than the Estimated Cash Equivalents), Actual Net Working Capital Surplus (rather than the Estimated Net Working Capital Surplus), Actual Net Working Capital Deficit (rather than the Estimated Net Working Capital Deficit), Closing Date Sellers Expenses (rather than Estimated Closing Date Sellers Expenses), and Final Indebtedness (rather than the Estimated Indebtedness) (collectively, the “Purchase Price Adjustment”), and the following payments shall be made:
(A)If the Purchase Price Adjustment is greater than the Purchase Price calculated using the Estimated Cash Equivalents, Estimated Net Working Capital Surplus, Estimated Net Working Capital Deficit, Estimated Closing Date Sellers Expenses and Estimated Indebtedness shown on the Estimated Closing Balance Sheet, then Buyer shall pay such difference to Sellers for the benefit of the Sellers (in accordance with the Allocation Percentages) on or before three (3) Business Days following the determination of the Purchase Price Adjustment by wire transfer in immediately available funds to the account(s) and in the relative amounts designated by Sellers.
(B)If the Purchase Price Adjustment shown on the Actual Closing Balance Sheet is less than the Purchase Price calculated using the Estimated Cash Equivalents, Estimated Net Working Capital Surplus, Estimated Net Working Capital Deficit, Estimated Closing Date Sellers Expenses and Estimated Indebtedness shown on the Estimated Closing Balance Sheet, Sellers shall pay the amount of such difference to Buyer (severally, not jointly, in accordance with their Allocation Percentages) on or before three (3) Business Days following the determination of the Purchase Price Adjustment by wire transfer in immediately available funds to the account(s) and in the relative amount designated by Buyer.
(iii)Any payments made pursuant to this Section 2.05 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns.
Section 2.06    Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law. Amounts withheld pursuant to this Section 2.06 and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Promptly upon becoming aware of any potential withholding required to be made by Buyer (but in any case, at least three (3) days before withholding with respect to any payment under this Agreement), Buyer shall notify Sellers of such withholding in writing in reasonable detail and shall reasonably cooperate with Sellers so that Sellers can establish any entitlement to a reduction in or elimination of any such withholding that otherwise would be required.
Section 2.07    Holdback. Buyer shall, within five (5) Business Days following the expiration of the Holdback Period, deliver the Holdback Consideration to BR Holdco for further distribution to the Filev Trust (or directly to the Filev Trust if BR Holdco’s rights, title, and interest in and to the Holdback Consideration have been assigned or distributed to the Filev Trust). Notwithstanding anything to the contrary in this Agreement, if Momchil Filev’s employment or engagement with the Company is terminated for Cause (as defined in the Retention Agreement) or if Momchil Filev resigns without Good Reason (as defined in the Retention Agreement) prior to the expiration of the Holdback Period, then Buyer shall have no obligation to pay the Holdback Consideration. The Holdback Consideration shall accrue simple interest at a rate of three and three-fourths percent (3.75%) per annum until the Holdback Consideration is fully paid. Rob Angel (on behalf of Buyer and the Company) may, in his capacity as President of the Company and in his sole and absolute discretion, elect to end the Holdback Period at any time and, within five (5) Business Days thereafter, Buyer shall deliver the Holdback Consideration to BR Holdco (or directly to the Filev Trust at BR Holdco’s request in BR Holdco’s sole discretion) in full and complete satisfaction of Buyer’s obligations with respect to the Holdback Consideration hereunder. Notwithstanding anything to the contrary in this Agreement, BR Holdco’s rights, title, and interest in and to the Holdback Consideration are freely assignable and distributable by BR Holdco to the Filev Trust without Buyer’s consent. Buyer agrees that Buyer will treat the Holdback Consideration as part of the Purchase Price and will not under any circumstances treat the Holdback Consideration as compensation to Momchil Filev or any other Person and will file all relevant Tax Returns in accordance with such treatment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer as follows:
Section 3.01    Organization and Authority of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect. The Company has all requisite power and authority to execute and deliver this Agreement and the

Transaction Documents to which the Company is a party and to perform its obligations under this Agreement and such Transaction Documents. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of the Company and do not require any further authorization or consent of the Company, and no other proceeding or other action on the part of the Company is necessary to authorize this Agreement, such Transaction Documents or the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which the Company is a party, upon execution and delivery thereof (and subject to the execution and delivery thereof by all counterparties thereto), will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.
Section 3.02    Capitalization
(a)Sellers are the record owners of and have good and valid title to the Membership Units, free and clear of all Encumbrances. The Membership Units constitute 100% of the total issued and outstanding Membership Units in the Company, and there are no other membership units, membership interests, or equity securities or interests in the Company issued or outstanding. The Membership Units have been duly authorized and are validly issued, fully-paid, and non-assessable.
(b)There are no outstanding or authorized options, equity appreciation rights, phantom interests, profit participation, equity-based rights, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to any membership interests, membership units, or other equity securities or interests in the Company or obligating either Seller or the Company to issue or sell any membership interests, membership units (including the Membership Units), or other equity securities or interests in the Company. Other than the Organizational Documents, there are no rights of first refusal, rights of first offer, preemptive rights, voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Units.
Section 3.03    No Subsidiaries. The Company does not own or have any equity or ownership interest in any other Person.
Section 3.04    No Conflicts; Consents.
(a)Except as set forth in Section 3.04(a) of the Disclosure Schedules, and provided that the notifications and approvals set forth in Section 3.04(b) of this Agreement or in Section 3.04(b) of the Disclosure Schedules are made or obtained, none of the execution and delivery by the Company of this Agreement or any other Transaction Document, the consummation of the transactions contemplated by this Agreement, or compliance by the Company with any of the provisions hereof or thereof, will conflict with, or result in any violation of, breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification, or loss of any material benefit under, or require the giving of any notice under, any provision of: (i) the Organizational Documents of the Company; (ii) any

Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound or affected or cause the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the assets of the Company; (iii) any Order of any Governmental Authority applicable to the Company or by which any of its properties or assets are bound; or (iv) any Law applicable to the Company, other than, in the case of clauses (ii), (iii) and (iv) of this subsection, such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications, or losses that would not, individually or in the aggregate, be material to the Company.
(b)Except as set forth in Section 3.04(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit, or authorization of, or declaration, registration, or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with the Company’s execution and delivery of this Agreement or any other Transaction Document to which it is a party or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated by this Agreement, except for: (i) compliance with the applicable requirements of the HSR Act, and (ii) such consents, waivers, approvals, Orders, Permits, or authorizations, the failure of which to obtain would not, individually or in the aggregate, be material to the Company.
Section 3.05    Financial Statements. Section 3.05 of the Disclosure Schedules contains true, correct and complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2017, December 30, 2018, December 29, 2019, and interim 2020 financial period ending November 22, 2020 and the related statements of income and retained earnings, and members’ equity for the years and interim period then ended (collectively, the “Financial Statements”). Except for the Financial Statements (and portions thereof) for periods on or before February 6, 2018 (which was the date on which Tribune acquired its ownership interest in the Company and before which date the Company’s financial statements were prepared on a modified cash basis), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of November 22, 2020, is referred to in this Agreement as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Except as set forth on Section 3.05 of the Disclosure Schedules, the Interim Balance Sheet was prepared using accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, or estimation methodologies, including with respect to the nature of accounts, level of reserves, or level of accruals, that are consistent with the Closing Balance Sheet Policies. The Company does not have any material Liabilities, except for: (i) those reflected in the Interim Balance Sheet, (ii) those incurred in connection with the transactions contemplated by the Transaction Documents, and (iii) those incurred in the ordinary course of business since the Interim Balance Sheet Date and which are not material in amount.
Section 3.06    Absence of Certain Changes, Events, and Conditions. Since December 31, 2019, there has not been, with respect to the Company, any event, occurrence, or development that has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth in Section 3.06 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business consistent with past practices in all material respects and there has not been, with respect to the Company, any:
(a)amendment of the Organizational Documents of the Company;
(b)split, combination, or reclassification of any Membership Units of the Company;
(c)issuance, sale, or other disposition of any Membership Units of the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Membership Units of the Company;
(d)declaration or payment of any distributions on or in respect of any Membership Units in the Company or redemption, purchase, or acquisition of any of the Company’s outstanding Membership Units;
(e)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements or the Closing Balance Sheet Policies;
(f)incurrence, assumption, or guarantee of any Indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business;
(g)sale, assignment, transfer, license, abandonment, lapse or other disposition of any of the assets shown or reflected on the Interim Balance Sheet or any Intellectual Property owned by the Company, except in the ordinary course of business for any assets having an aggregate value of less than $50,000;
(h)except as otherwise required by Law, (i) increase in the compensation or benefits payable or provided, or to become payable or provided, to any current or former employee or individual service provider of the Company (except immaterial increases in the ordinary course of business consistent with past practice), (ii) grant or announcement of any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former employee or individual service provider of the Company, (iii) acceleration of the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any Employee Benefit Plan, or otherwise; or (iv) hiring, engagement, termination (without “cause”), furlough, or temporary layoff of any current or former employee, independent contractor, or individual service provider of the Company whose total annual compensation would exceed, or exceeded, $50,000;
(i) (x) amendment, modification, or termination of any Benefit Plan (or any other compensation or benefit plan or arrangement that would be an Benefit Plan if in effect on the date hereof) or (y) adoption or establishment of a new Benefit Plan or termination of an existing Benefit Plan, except as required by applicable Law;

(j)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;
(k)adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(l)unless required by Law, (i) modification, extension, or entering into any CBA or (ii) recognition or certification of any labor union, labor organization or group of employees of the Company as the bargaining representative for any employees of the Company.
(m)implementation of any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;
(n)waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or
(o)any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.07    Material Contracts.
(a)Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts of the Company (together with all Leases listed in Section 3.08(b) of the Disclosure Schedules, the “Material Contracts”):
(i)each Contract of the Company (A) with a Top Customer or Top Supplier and (B) involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case with respect to this clause (B), cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;
(ii)all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business;
(iii)all employment or engagement Contracts of any directors, officers, employees or independent contractors and any other Contracts entitling employees or individual service providers of the Company to the right to receive severance, change in control or retention bonuses or other similar payments;
(iv)all Contracts prohibiting the Company from competing or otherwise freely engaging in any business activity;
(v)all partnership Contracts, joint venture Contracts, or other Contracts that are treated as a partnership for income Tax purposes;

(vi)all Contracts for the licensing of Intellectual Property by the Company to any Person (other than non-exclusive licenses granted to customers in the ordinary course of business) or for the licensing of Intellectual Property to the Company by any Person (other than non-exclusive licenses of commercially-available, off-the-shelf, third-party software licensed on standard terms and conditions for aggregate license and services fees of less than $500,000);
(vii)all agreements that relate to the acquisition of any business, equity or assets of any other Person involving amounts in excess of $100,000, or any real property (whether by merger, sale of stock, or other equity interests, sale of assets, or otherwise);
(viii)except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, but not limited to, guarantees) of the Company;
(ix)all agreements between or among the Company, on the one hand, and a Seller or any Affiliate of a Seller (other than the Company), on the other hand;
(x)any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement; and
(xi)all CBAs to which the Company is a party or by which the Company is bound.
(b)Each Material Contract is a legal, valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, of each other party thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally and by general principles of equity. Each Material Contract is in full force and effect. The Company is not in material breach of, or default under (with or without notice or lapse of time, or both), any Material Contract and, to the Company’s Knowledge, no other party to a Material Contract is in material breach of, or default under (with or without notice or lapse of time, or both), any Material Contract. The Company is not in material breach of, or default under (with or without notice or lapse of time, or both), any other Contract to which it is a party and, to the Company’s Knowledge, no other party to such a Contract is in material breach of, or default under (with or without notice or lapse of time, or both), any such Contract, except for such breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect. To the Company’s Knowledge, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any Material Contract. The Company has made available to Buyer true, correct and complete copies of all Material Contracts (including, but not limited to, in the Data Room), including all amendments thereto. Except as set forth on Section 3.07(b) of the Disclosure Schedule, the consummation of the transactions contemplated herein or in any other Transaction Document, will not: (i) result in any payment obligation being accelerated or becoming due to any Person under any Material Contract, (ii) give rise to the termination of any Material Contract, and/or (iii) require the consent or approval of any third party or the notification to any third party.
Section 3.08    Title to Assets; Real Property.

(a)The Company does not own any Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and in all tangible personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date. The material tangible personal property of the Company is in good condition and repair, ordinary wear and tear excepted. The Company has delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.08(a) of the Disclosure Schedules, with respect to each of the Leases: (i) the Company’s possession and quiet enjoyment of the Real Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (iii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property subject to such Lease or any portion thereof. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively, “Permitted Encumbrances”):
(i)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, for which adequate reserves are reflected on the Financial Statements;
(ii)mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business for amounts which are not due and payable;
(iii)easements, rights of way, zoning ordinances, and other similar encumbrances of record affecting Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Company conducted thereon; or
(iv)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
(b)Section 3.08(b) of the Disclosure Schedules lists the street address of each parcel of leased, subleased or licensed Real Property, and a list, as of the date of this Agreement, of all leases, subleases, and licenses (including amendments, renewals, guaranties and other material agreements) for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Each Lease conveys a valid leasehold interest in the relevant Real Property.
Section 3.09    Intellectual Property.
(a)“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, corporate names or other source-identifying designations or devices, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights in works of authorship, whether registered or unregistered, and all registrations and applications for registration thereof; (iii)

trade secrets and know-how; (iv) patents and patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto; (v) rights in Internet domain names and registrations thereof (together with all associated goodwill); (vi) confidential ideas, trade secrets, software, including source code, know-how, works-in-progress, concepts, methods, databases, processes, inventions, invention disclosures and formulae; and (vii) other intellectual property and related proprietary rights. “Public Software” means open source, community source, freeware, shareware, public license, or “copyleft” software, or similar software, including any software or program licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL), (g) BSD Licenses, and (h) the Apache Software License.
(b)Section 3.09(b) of the Disclosure Schedules lists all (i) patents, patent applications, trademark registrations, and pending applications for registration, copyright registrations, and pending applications for registration and Internet domain name registrations and (ii) material software owned by the Company (collectively, the “Company-Owned Intellectual Property”). Except as set forth in Section 3.09(b) of the Disclosure Schedules, the Company exclusively owns all right, title and interest in and to, or has the valid and enforceable right to use, all Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted. Except as set forth on Section 3.09(b) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to Company-Owned Intellectual Property registrations, record, owner of all right, title and interest in and to the Company-Owned Intellectual Property, and has the valid right to use the Intellectual Property licensed to it, free and clear of Encumbrances, except for any obligations under the applicable license, in the case of licensed Intellectual Property.
(c)Except as set forth in Section 3.09(c) of the Disclosure Schedules: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate, or otherwise violate, and as conducted in the three (3) years prior to the date hereof has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person; and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Company-Owned Intellectual Property in any material respect. The Company has not in the three (3) years prior to the date hereof received any written notice, and to Company’s Knowledge, no claim has been asserted and no claim has been threatened by any Person, (i) relating to the use by Company of any of any Intellectual Property or (ii) against Company claiming that the operation of the Company’s business and/or the possession or use of the Company-Owned Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any Person. This Section 3.09(c) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property.
(d)The Company is in material compliance with all agreements and other terms and conditions governing the use of Public Software and there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company of such agreements, terms and conditions. The Company has not received any notice of any alleged breach or other violation of any such agreement, term or condition. No Company-Owned Intellectual Property is required to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge, in each case, as a result of the Company’s use, modification or distribution of Public Software.
(e)The Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of its Intellectual Property (except for such Intellectual Property the value of which would be unimpaired in any material respect by disclosure) or information required to be kept confidential.
(f)All employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for the Company have assigned all of their rights therein to the Company.
(g)The Company has taken commercially reasonable steps in accordance with industry standards to: (i) secure its electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems and websites (collectively, “IT Systems”) from unauthorized access or use by any Person, and (ii) ensure the continued, uninterrupted and error-free operation of the IT Systems. There has not been any material malfunction with respect to any such IT Systems that has not been remedied or replaced in all material respects.
(h)All software that is owned by the Company (i) performs substantially in accordance with the documentation or other written material used in connection with it; and (ii) does not contain any viruses or disabling devices introduced by the Company, and, to the Company’s Knowledge, does not otherwise contain any viruses or disabling devices. The source code for all such material software will compile into object code or otherwise be capable of performing the functions described in the documentation pertaining thereto and is sufficiently documented to enable a computer software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise utilize all aspects of such computer software without reference to other sources of information. The Company has not placed any of the source code of its owned software into escrow or otherwise granted any present or contingent rights to such source code or disclosed such source code to any Person, other than disclosure to employees, third-party development consultants or contractors bound to agreements with reasonable confidentiality obligations and Intellectual Property assignment provisions (assigning to the Company all right title and interest in and to any modifications, enhancements, and derivative works of such source code).
(i)The Company is, and in the past three (3) years has been, in material compliance with all applicable Laws and contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including, but not limited to, name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”). Collection and Use of such Customer Information is, and in the past three (3) years has been, in accordance in all material respects with the Company’s privacy policies (or applicable terms of use) as published on its respective websites or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which the Company is bound or otherwise subject, with any contractual obligations of the Company to its customers (actual or potential) regarding privacy, and with any industry or self-regulatory standards to which the Company is bound or otherwise holds itself out as being compliant with (including the Payment Card Industry Data Security Standard, if applicable). The Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software and IT Systems and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and to the Company’s Knowledge, no Person has gained unauthorized access to any of the Company’s IT Systems. To the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any Customer Information.
Section 3.10    Insurance. Section 3.10 of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage (except with respect to the Company’s health, dental, and vision policies for employees). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. To the Company’s Knowledge, the Insurance Policies are of a kind and type customarily carried by entities of a size, and engaged in lines of business, similar to the Company. The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy. The Company has given timely notice to its insurers of all material claims that may be insured by the Insurance Policies. No Insurance Policy provides for any retroactive premium adjustment or other experience-based Liability on the part of the Company. Except as set forth on Section 3.10 of the Disclosure Schedules, (a) the Company has not made any claim under any Insurance Policy in the past three (3) years with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed (except for customary reservation of rights) coverage and (b) no insurer has threatened in writing to cancel any Insurance Policy or provided any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any Insurance Policy. As of the date hereof, there are no pending claims under any Insurance Policy with respect to which the applicable insurer has issued a reservation of rights.
Section 3.11    Legal Proceedings; Orders.
(a)There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against a Seller or any Affiliate thereof and relating to the Company).
(b)There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.
Section 3.12    Compliance with Laws; Permits.
(a)The Company is, and since January 1, 2017 has been, in material compliance with all Laws applicable to it or its business, properties, or assets.

(b)All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.
(c)None of the representations and warranties contained in Section 3.12 shall be deemed to relate to compliance with Environmental Laws (which is governed by Section 3.13).
Section 3.13    Environmental Matters. The Company is and since January 1, 2017 has been in material compliance with all applicable Environmental Laws and all Permits required thereunder. The Company has not received any notice or report regarding any actual or alleged material violation of, or material Liability under, any Environmental Law. All waste materials that are generated by the Company are, and have been handled, stored, treated and disposed of, in material compliance with and so as not to give rise to material Liability under applicable Environmental Laws. The Company has not treated, stored, disposed of, handled, released or exposed any person to any Hazardous Materials or owned or operated any property contaminated by any Hazardous Materials, in each case which has given or would give rise to material Liability under any Environmental Law. The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of another Person relating to Environmental Laws or Hazardous Materials.
Section 3.14    Employee Benefit Matters.
(a)Section 3.14(a) of the Disclosure Schedules contains a complete and accurate list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other retirement, incentive, bonus, phantom equity or other equity, change in control, retention, employment, individual consulting, severance, separation, deferred compensation, vacation, paid time off, welfare, fringe-benefit or other benefit or compensation agreement, plan, arrangement, policy and program, whether or not reduced to writing, (x) that is in effect and covering one or more Employees, former employees of the Company, current or former managers of the Company, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or (y) otherwise under or with respect to which the Company has any current or contingent Liability or obligation. With respect to each Benefit Plan, the Company has provided Buyer with complete and current copies of the most recent plan documents (including any underlying insurance policies or other funding arrangements), summary plan description (and any summaries of material modifications thereto), and any non-routine correspondence with any Governmental Authority within the past three (3) years.
(b)Each Benefit Plan and related trust has been established, maintained, funded, operated and administered in compliance in all material respects with all applicable Laws and with such Benefit Plan’s terms. The Company does not have any Benefit Plan that is intended to be qualified under Section 401(a) of the Code. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP, and any such amounts not yet due have been paid or properly accrued. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan.

(c)No Benefit Plan is, and the Company does not have any current or contingent Liability or obligation under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA or any other plan that is or was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither of Sellers nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a Liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA. The Company does not have any current or contingent Liability or obligation by reason of at any time being treated as a single employer with any other Person (including any Seller) under Section 414 of the Code.
(d)Other than as required under Section 4980B of the Code or other applicable similar state Law for which the covered Person pays the full premium cost of coverage, no Benefit Plan provides benefits or coverage in the nature of health, life, disability or other welfare insurance following retirement or other termination of employment or service or ownership (other than death benefits when termination occurs upon death). The Company has not incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(e)There is no pending or, to the Company’s Knowledge, threatened claim or Legal Proceeding relating to a Benefit Plan. No Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(f)Except as set forth in Section 3.14(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment by the Company to any Employee, manager, or consultant of any money or other property; (ii) accelerate the vesting of, or provide any additional, rights or benefits (including funding of compensation or benefits through a trust or otherwise) by the Company to any Employee, manager, or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend, or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” by the Company within the meaning of Section 280G(b) of the Code.
Section 3.15    Employment Matters.
(a)In the past five (5) years, the Company has not been a party to, or bound by, any CBA, and no employees of the Company are represented by any labor union or other labor organization with respect to their employment with the Company. In the past five (5) years, there have been no strikes, unfair labor practice charges, material grievances, labor-related arbitrations, picketing, handbilling, lockouts work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company. In the past five (5) years, no labor union, other labor organization, or group of employees of the Company has made a demand for recognition, and there are no representation proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, in the past five (5) years, there have been no labor organizing activities with respect to any employees of the Company.
(b)Section 3.15(b) of the Disclosure Schedules sets forth, as of the date hereof, a list of the names, titles, departments, Fair Labor Standards Act classification status, work locations, employing entity, full-time or part-time status and dates of hire of all Employees as of the date hereof, and indicates the status of any such Employee who is on medical, disability, family, or other leave of absence. For each such Employee, Section 3.15(b) of the Disclosure Schedules includes the amounts paid or payable as annual base salary or hourly wage rate (as applicable) and describes any other compensation arrangements for each Employee as of the date hereof, including 2019 and 2020 bonuses. Section 3.15(b) of the Disclosure Schedules sets forth as of the date hereof any employment and severance agreements with Employees (the “Employment Contracts”). Except as set forth on Section 3.15(b) of the Disclosure Schedules, there are no Employment Contracts between the Company and Employees not terminable at will or Contracts for the future employment of an employee of the Company. No cash payments are due to Employees as of the date hereof with respect to accrued vacation or sick pay.
(c)Section 3.15(c) of the Disclosure Schedules lists as of the date hereof, the names of all independent contractors (“Consultants”) who are engaged by the Company to provide personal services to it, including the total compensation payable to each Consultant. Except as set forth on Section 3.15(c) of the Disclosure Schedules, there are no Contracts between the Company and any Consultant not terminable at will. All Consultants are properly classified as such.
(d)The Company is and, since January 1, 2017, has been in material compliance with all applicable Laws pertaining to labor, employment and employment practices, including, but not limited to, all Laws relating to terms and conditions of employment, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, disability rights or benefits, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), vacations and employee leave issues, workplace health and safety, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, labor relations, affirmative action and affirmative action plan requirements, unemployment insurance, plant closures and layoffs (including the WARN Act), and the withholding and payment of employment Taxes, or any other employment related matter arising under applicable Laws.
(e)The Company has no material Liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law, Contract or company policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
(f)To the Company’s Knowledge, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(g)The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it has Knowledge. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Company does not reasonably expect any material Liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.
(h)To the Company’s Knowledge, no current employee who is above the level of senior manager, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(i)Within the past three (3) years, no employee layoffs, plant closures or shutdowns (whether voluntary or by Order), reductions-in-force, furloughs, temporary layoffs, material work schedule changes, reductions in hours, reductions in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company have occurred (i) that could implicate the WARN Act or (ii) as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company has not experienced any material employment-related Liability with respect to COVID-19. There are no Legal Proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former Employee or Consultant of the Company.
Section 3.16    Taxes.
(a)Except as set forth in Section 3.16 of the Disclosure Schedules:
(i)The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.
(ii)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.
(iii)There are no ongoing Legal Proceedings by any taxing authority against the Company.
(iv)The Company is not a party to any Tax-sharing agreements, other than customary agreements or arrangements with customers, vendors, lessors, lenders, and the like that do not primarily relate to Taxes.
(v)All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi)The Company is properly classified as a partnership for U.S. federal income tax purposes. The Company will not be required to include any material item of income in or exclude any material item of deduction from taxable income for any Post-Closing Tax Period as a result of any (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of Tax law) entered into prior to the Closing, (iii) prepaid amount received prior to the Closing, or (iv) installment sale or open transaction disposition made prior to the Closing.
(b)Except for certain representations related to Taxes in Section 3.14, the representations and warranties set forth in this Section 3.16 are the Company’s sole and exclusive representations and warranties regarding Tax matters. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to the amount of, or limitations on, any net operating losses, Tax credits, Tax basis, or other Tax attributes of the Company.
Section 3.17    Brokers. Except for Piper Sandler, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Sellers.
Section 3.18    Powers of Attorney. There is no power of attorney or similar agency arrangement with respect to the Company.
Section 3.19    Trade Controls; Anti-Corruption.
(a)Neither the Company nor any of its officers, directors, or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws (collectively, “Trade Control Laws”).
(b)Neither the Company nor any of its officers, directors, or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company, has at any time, made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Company has maintained books and records that are complete and accurate in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials.
(c)During the five (5) years prior to the date hereof, the Company has not, in each case concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws, received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit.

Section 3.20    Customers and Suppliers.
(a)Customers. Section 3.20(a) of the Disclosure Schedules lists the ten (10) largest customers by dollar volume (the “Top Customers”) (listing the dollar volume for each) of goods and services of the Company, in the aggregate, (i) for the 12‑month period ended on December 31, 2019 and (ii) for the 10-month period ended October 31, 2020. Except as listed in Section 3.20(a) of the Disclosure Schedules, the Company has not received any written notice indicating that, and, to the Company’s Knowledge, there are no circumstances apparently indicating to the Company that, any such customer listed with respect to clause (a)(ii) above is terminating or materially reducing or making any materially adverse change in (including with respect to pricing or volume), or desires or intends to terminate or materially reduce or make any materially adverse change in (including with respect to pricing or volume), any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect the business relationship of the Company with any such customer listed with respect to clause (a)(ii) above. Except as listed in Section 3.20(a) of the Disclosure Schedules, the Company has not made any commitment to any customer to provide any service or product not currently provided by the Company.
(b)Section 3.20(b) of the Disclosure Schedules lists the 10 largest suppliers by dollar volume (the “Top Suppliers”) (listing the dollar volume for each) of goods and services to the Company in the aggregate, (i) for the 12‑month period ended on December 31, 2019 and (ii) for the 10-month period ended on the Interim Balance Sheet Date. Except as listed in Section 3.20(b) of the Disclosure Schedules, the Company has not received any written notice indicating that, and, to the Company’s Knowledge, there are no circumstances apparently indicating to the Company that, any such supplier listed with respect to clause (b)(ii) above is terminating or materially reducing or making any materially adverse change in (including with respect to pricing or volume), or desires or intends to terminate or materially reduce or make any materially adverse change in (including with respect to pricing or volume), any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect the business relationship of the Company with any such supplier listed with respect to clause (b)(ii) above. To the Company’s Knowledge, the consummation of the transactions contemplated hereunder will not reasonably be expected to result in the termination or non-renewal of any discounted pricing terms, volume discounts, or similarly favorable terms applicable to the Company.
Section 3.21    Affiliate Transactions. Except as set forth on Section 3.21 of the Disclosure Schedules, no Seller, nor any officer, director, stockholder, employee, or Affiliate of the Company, nor, to the Company’s Knowledge, any Affiliate of or member of any Seller’s Family Group, is a party to any material Contract with, or is materially indebted to or is owed material amounts from the Company or has any interest in any assets or property used by the Company (including any right, title or interest (contingent or otherwise) in or to any Intellectual Property Rights). Section 3.21 of the Disclosure Schedules contains a description of all material intercompany services provided to or on behalf of the Company by any Seller, or any of their respective Affiliates (other than the Company) and the costs associated therewith (each, an “Affiliate Agreement”). Except as set forth and described on Section 3.21 of the Disclosure Schedules, none of the assets, tangible or intangible, or properties that are used by the Company are owned by a Seller or any of their respective Affiliates

(other than the Company) or, to the Company’s Knowledge, any member of any Seller’s respective Family Groups.
Section 3.22    No Other Representations and Warranties.
(a)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY PIPER SANDLER, ANY OFFICER, MANAGER, MEMBER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF EITHER SELLER OR THE COMPANY).
(b)THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN THIS Article III, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY Sellers, THE COMPANY, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer, solely as to such Seller, as follows:
Section 4.01    Organization and Authority of Seller. Seller is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate or limited liability company (as applicable) power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company (as applicable) action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity

(regardless of whether enforcement is sought in a proceeding at law or in equity). When the Transaction Documents to which Seller is or will be a party have been duly executed and delivered by Seller, the Transaction Documents (assuming due authorization, execution, and delivery by the other parties thereto) will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts; Consents.
(a)Except as set forth in Section 4.02(a) of the Disclosure Schedules, and provided that the notifications and approvals set forth in Section 4.02(b) or in Section 4.02(b) of the Disclosure Schedules are made or obtained, none of the execution and delivery by such Seller of this Agreement or the Transaction Documents to which such Seller is a party, the consummation of the Transactions by such Seller, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification, or loss of any material benefit under, any provision of: (i) the Organizational Documents of such Seller; (ii) to the actual knowledge of such Seller, any Contract to which such Seller is a party or by which any of the properties or assets of such Seller are bound or affected or cause the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the assets of such Seller; (iii) any Order of any Governmental Authority applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any Law applicable to such Seller.
(b)Except as set forth in Section 4.02(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit, or authorization of, or declaration, registration, or filing with, or notification to, any Person or Governmental Authority is required on the part of such Seller in connection with such Seller’s execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated by this Agreement by such Seller, except for: (i) compliance with the applicable requirements of the HSR Act, and (ii) any applicable filings under state securities, “Blue Sky,” or takeover laws.
Section 4.03    Capitalization; Ownership of Membership Units. Such Seller owns all the Membership Units set forth opposite such Seller’s name in Section 4.03 of the Disclosure Schedules, free and clear of any Encumbrance, other than: (a) restrictions under the Securities Act or under the securities Laws of any state or other jurisdiction, or (b) Encumbrances created pursuant to this Agreement or any other Transaction Document. The Membership Units being sold by such Seller, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be free of Encumbrances, other than (i) restrictions under the Securities Act or under the securities Laws of any state or other jurisdiction, (ii) Encumbrances created pursuant to this Agreement or any other Transaction Document, or (iii) Encumbrances created pursuant to any Buyer financing arrangements.
Section 4.04    Legal Proceedings. There is no pending Legal Proceeding in which such Seller has received service of process nor, to the actual knowledge of such Seller, has any been threatened against such Seller that questions the validity of this Agreement or seeks to prohibit, enjoin, or otherwise challenge the consummation of the transactions contemplated by this Agreement.
Section 4.05    Brokers. Except for the Company engaging Piper Sandler to represent the Company in connection with the transactions contemplated by this Agreement, such Seller does not directly or indirectly have any Liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees, or any similar fees in connection with the transactions contemplated by this Agreement and has not retained any broker, finder, financial advisor, or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.
Section 4.06    No Knowledge of Misrepresentations or Omissions. Such Seller has no actual knowledge that the representations and warranties of Buyer in this Agreement, as modified by the disclosures set forth in the Disclosure Schedules, are not true and correct in all material respects, or that there are any material errors in, or material omissions from, the disclosures set forth in the Disclosure Schedules.
Section 4.07    No Other Representations or Warranties.
(a)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, SUCH SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY PIPER SANDLER, ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SUCH SELLER).
(b)SUCH SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER EXCEPT AS CONTAINED IN THIS Article IV, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SUCH SELLER OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company and Sellers that:

Section 5.01    Organization and Authority of Buyer. Buyer is duly organized, validly existing, and in good standing (or active status, as applicable) under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business as now conducted. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each of the Transaction Documents to which Buyer is a party will be at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement constitutes and each of the Transaction Documents to which Buyer is a party will constitute the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.02    No Conflicts; Consents.
(a)The execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, the consummation of the transactions contemplated by this Agreement, and compliance by Buyer with the provisions hereof and thereof will not conflict with, or result in any violation of, breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification, or loss of any material benefit under, any provision of: (i) the Organizational Documents of Buyer; (ii) to the Knowledge of Buyer, any Contract or Permit to which Buyer is a party or by which any of its properties or assets are bound or affected or cause the creation of any Encumbrance upon any of the assets of Buyer; (iii) any Order applicable to Buyer or by which any of its properties or assets are bound; or (iv) any applicable Law.
(b)No consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party or the compliance by Buyer with any of the provisions hereof or thereof, or the consummation of the transactions contemplated by this Agreement, except for: (i) compliance with the applicable requirements of the HSR Act, and (ii) any applicable filings under state securities, “Blue Sky,” or takeover laws.
Section 5.03    Investment Purpose. The Membership Units are being acquired by Buyer for its own account and without a view to, or for sale in connection with, any distribution of the Membership Units or any interest therein. Buyer has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Membership Units and participation in the transactions contemplated by this Agreement, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Membership Units. Buyer is an “accredited investor,” as defined in Rule 501 of

Regulation D promulgated under the Securities Act. Buyer acknowledges that none of Sellers, the Company, or any Affiliate, employee, agent, or other Representative of Sellers or the Company has made or shall be deemed to have made, and that Buyer has not relied on: (a) any representation or warranty, express or implied, with respect to the Company, Sellers, the Membership Units, or the transactions contemplated by this Agreement, other than the representations and warranties that are set forth in Article III and Article IV of this Agreement, or (b) any representation or warranty to Buyer with respect to (i) any projections, estimates, or budgets heretofore delivered to or made available to Buyer or its Representatives of future revenues, expenses, or expenditures, future results of operations, or future performance of the Company, or the Membership Units, or (ii) except the representations and warranties set forth in Article III or Article IV, any other information or documents (financial or otherwise) made available to Buyer or its Representatives with respect to the Company, Sellers, the Membership Units, or the transactions contemplated by this Agreement. Buyer understands and agrees that Buyer may not sell or dispose of any of the Membership Units other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws. Buyer acknowledges that the Membership Units and the sale thereof have not been registered under the Laws of any jurisdiction. Buyer acknowledges that the Purchase Price is a value that has been agreed upon between Buyer and Sellers for purposes of this Agreement and may not represent the fair market or intrinsic value of the Company as determined by a third party.
Section 5.04    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Buyer.
Section 5.05    Financial Ability; Solvency. Buyer has sufficient immediately available cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and all other amounts payable by Buyer at Closing and to consummate the transactions contemplated by this Agreement. Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer. Prior to Closing, (a) the value of Buyer’s assets exceeds (i) the value of all of Buyer’s Liabilities, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of Buyer on its existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) Buyer does not have an unreasonably small amount of capital for the operation of the businesses in which Buyer is engaged or proposed to be engaged; and (c) Buyer is and will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. Assuming (i) the accuracy of the representations and warranties set forth in Article III and Article IV of this Agreement, (ii) the most recent financial forecasts relating to the Company made available to Buyer have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were made and continue to be reasonable as of the date hereof, and (iii) immediately prior to the Closing the Company is solvent, taken as a whole, then immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, and all of the related fees and expenses of Buyer and its Affiliates in connection therewith, (a) the value of the assets of Buyer and the Company will exceed (i) the value of all Liabilities of Buyer and the Company, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of Buyer and the Company on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) Buyer and the Company will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) Buyer and the Company will be able to pay their Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their Liabilities, including contingent and other Liabilities, as they mature” (or similar phrases used above) mean that Buyer (and, if applicable, the Company) will be able to generate enough cash from operations, asset dispositions, or refinancing, or a combination thereof, to meet its or their obligations as they become due. No transfer of property is being made, and no obligation is being incurred, by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any of Buyer or the Company. In connection with the transactions contemplated hereby, Buyer has not incurred debts beyond its ability to pay as they become absolute and matured.
Section 5.06    Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.
Section 5.07    Access; Independent Investigation. Buyer and its Representatives have (a) been given access to the assets, books, records, Contracts, and employees of the Company and have been given the opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations, and legal affairs, and (b) made their own inquiry and investigation into, and based thereon Buyer has formed an independent judgment concerning the Company. Buyer has conducted its own independent investigation and review of the business, results of operations, prospects, condition (financial or otherwise), and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Notwithstanding the foregoing, Buyer shall be entitled to rely on the representations and warranties of Company and Sellers set forth in Article III and Article IV of this Agreement.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, Sellers shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business consistent with past practice except: (i) as set forth on Section 6.01 of the Disclosure Schedules, (ii) as otherwise specifically contemplated by this Agreement, (iii) as required by applicable Law, or (iv) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed); and (b) use commercially reasonable efforts to maintain and preserve substantially intact the current organization, business, and franchise of the Company and to substantially preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company. From the date hereof until the Closing, Sellers shall not cause or permit the Company to take any action that would cause any of the changes, events, or conditions described in Section 3.06 to occur except (i) as set forth on Section 6.01 of the Disclosure Schedules, (ii) as otherwise specifically contemplated by this Agreement, (iii) as required by applicable Law, or (iv) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed). Buyer acknowledges and agrees that nothing contained herein shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, and prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything contained in this Agreement to the contrary, the Company is allowed to dividend or make a distribution of any or all Cash Equivalents of the Company to its members at any time prior to Closing, provided that all such dividends or distributions are fully reflected in the Estimated Closing Balance Sheet, Estimated Net Working Capital and Estimated Cash Equivalents (whether such dividends and distributions occur before or after the date of delivery of such estimates).
Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books, and records, Contracts, and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers or the Company, under the supervision of Sellers’ or the Company’s personnel, in such a manner as not to interfere with the normal operations of the Company, at Buyer’s expense, and in a manner that maintains the confidentiality of this Agreement and the transactions contemplated by this Agreement. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Momchil Filev, Rob Angel, Matt Harty, Denis Grosz, or such other individuals as Momchil Filev, Rob Angel, Matt Harty, or Denis Grosz may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in either Seller’s or the Company’s sole, reasonable discretion: (x) cause significant competitive harm to Sellers, the Company, and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without first obtaining the written consent of Sellers, which may be withheld by either Seller for any reason, Buyer shall not contact any officer, director, manager, employee, customer, supplier, distributor, vendor, or other business relation of the Company with respect to this Agreement or the transactions contemplated thereby; provided, however, that Buyer shall be permitted to continue contacts with Momchil Filev, Rob Angel, Matt Harty, and Denis Grosz in order to exercise its rights under this Agreement. Buyer shall, and shall cause its Representatives to, abide by the terms of the NDA with respect to any access or information provided pursuant to this Section 6.02. Buyer agrees that it will not, and it will cause its Representatives not to, use any information obtained pursuant to this Section 6.02 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
Section 6.03    Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer and set forth on Section 6.03 of the Disclosure Schedules at least two (2) Business Days prior to the Closing.

Section 6.04    Employees; Benefit Plans.
(a)During the period commencing at the Closing and ending on December 31, 2021 (or, if earlier, the date of the Employee’s termination of employment with the Company), Buyer shall, and shall cause the Company to, provide each Employee who remains employed immediately after the Closing (each, a “Company Continuing Employee”) with: (i) a base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company to the Company Continuing Employee immediately prior to the date hereof; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are comparable in the aggregate (excluding equity-based compensation), as determined in Buyer’s sole discretion, to those provided by Buyer to its similarly situated employees; (iii) retirement and welfare benefits (excluding any defined benefit pension, equity or equity-based, nonqualified retirement or deferred compensation, and post-termination or retiree health or welfare benefits) that are comparable in the aggregate, as determined in Buyer’s sole discretion, to those provided by Buyer to its similarly situated employees; and (iv) severance benefits that are no less favorable than the practice, plan, or policy in effect for such Company Continuing Employee immediately prior to the Closing, as set forth on Section 6.04 of the Disclosure Schedules.
(b)With respect to any employee benefit plan (excluding any plan providing for defined benefit pension, equity or equity-based, nonqualified retirement or deferred compensation, and post-termination or retiree health or welfare benefits) maintained by Buyer or its Affiliates (including, following the Closing, the Company) and in which the Company Continuing Employees are eligible to participate during the plan year in which the Closing Date occurs (including any vacation, sick leave, and severance policies) (collectively, “Buyer Benefit Plans”), Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company (and its Affiliates, if applicable), as if such service were with Buyer, for vesting, entitlement (for vacation and severance benefits only), and eligibility purposes in any Buyer Benefit Plan to the same extent and for the same purpose as such service was recognized under the analogous Benefit Plan; provided, however, such service shall not be recognized to the extent that: (i) such recognition would result in a duplication of benefits or compensation, or (ii) such service was not recognized under the corresponding Benefit Plan of the Company. During the plan year in which the Closing Date occurs, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to allow such Company Continuing Employees to participate in each Buyer Benefit Plan providing group health benefits without regard to preexisting condition limitations, waiting periods, evidence of insurability, or other exclusions or limitations not imposed on the Company Continuing Employee by the corresponding Benefit Plans of the Company immediately prior to the Closing Date. Buyer shall cause the Company to continue to credit to each Company Continuing Employee for all vacation and personal holiday pay that the Company Continuing Employee is entitled to use, but has not used, as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all Liability for the payment of such amounts, as set forth on Section 6.04 of the Disclosure Schedules, to the extent reflected in Final Net Working Capital.
(c)This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 6.04. Nothing in this Section 6.04, express or implied, shall be construed to establish, amend, or modify any Benefit Plan, Buyer Benefit Plan, or any other “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, agreement, or arrangement, nor shall any provision of this Agreement except Section 6.04(a) be construed to prohibit or otherwise limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company) to modify, amend or terminate any Benefit Plan, Buyer Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement. The parties acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Employee or any other Person to any continued employment (or any particular term or condition of employment) with the Company, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, and nothing in this Agreement shall be construed to limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company) to modify or terminate the employment or engagement of any Person at any time for any or no reason; provided, however, that the foregoing sentence shall not be deemed to reduce or diminish Buyer’s and the Company’s respective obligations in Section 6.04(a). Notwithstanding any other provision in this Section 6.04, Buyer’s obligations under this Section 6.04 shall not apply (i) to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits at any time because of, in whole or in part, COVID-19 related circumstances, or (ii) to limit Buyer’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19 related circumstances.
Section 6.05    Director and Officer Indemnification and Insurance.
(a)From and after the Closing Date and for a period of six (6) years from the Closing Date, Buyer and the Company (each, a “D&O Indemnifying Person”) shall indemnify, defend, and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer, manager, or employee of the Company (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, Liabilities, or judgments, or amounts that are paid in settlement with the approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) of or in connection with any claim, action, suit, proceeding, or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, manager, or employee of the Company and arising out of actions or omissions, occurring at or prior to the Closing Date, and whether asserted or claimed prior to, or at or after, the Closing Date, but only to the extent the Company would be required to do so as of the date of this Agreement; provided, that the D&O Indemnifying Person shall only be required to indemnify a Company Indemnified Agent pursuant to this this Section 6.05 to the extent permitted under the Law of the state of its formation to indemnify directors, officers, managers and employees, as the case may be, or those of a direct or indirect subsidiary (and Buyer and the Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law). In addition, after Closing, the Organizational Documents of the Company and their successors and assigns shall contain provisions with respect to indemnification no less favorable to the former officers, managers, or employees than those in effect in the Organizational Documents of the Company with respect to current officers, managers, employees, or members as in effect on the date of this Agreement.

(b)Each Company Indemnified Agent under this Section 6.05 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from a D&O Indemnifying Person under this Section 6.05, notify the D&O Indemnifying Person in writing of the commencement thereof. The omission of any Company Indemnified Agent to notify a D&O Indemnifying Person of any such action shall not relieve such D&O Indemnifying Person from any Liability that it may have to such Company Indemnified Agent, unless, and only to the extent that, such omission actually and materially prejudices the D&O Indemnifying Person. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the D&O Indemnifying Person of the commencement thereof, the D&O Indemnifying Person shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the D&O Indemnifying Person and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ separate counsel at the D&O Indemnifying Person’s expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such Company Indemnified Agent, (i) there are or may be legal defenses available to such Company Indemnified Agent or to other Company Indemnified Agents that are different from or additional to those available to the D&O Indemnifying Person, or (ii) any conflict or potential conflict exists between the D&O Indemnifying Person and such Company Indemnified Agent that would make such separate representation advisable. The D&O Indemnifying Person shall not, without the consent of the Company Indemnified Agent, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all Liability in respect to such claim or litigation or which requires action by the Company Indemnified Agent. The rights accorded to Company Indemnified Agents hereunder shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement or otherwise.
(c)The Company shall, and Buyer shall cause the Company to: (i) maintain in effect for a period of six (6) years after the Closing Date, if available on a commercially reasonable basis, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous to the managers and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not materially less advantageous to the managers and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Buyer shall cause the Company to pay any applicable premiums for such insurance.
(d)The obligations of Buyer and the Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any manager or officer to whom this Section 6.05 applies without the consent of such affected manager or officer (it being expressly agreed that the managers and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05). The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs, and his or her Representatives.
(e)In the event Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.05.
Section 6.06    Confidentiality. Buyer acknowledges and agrees to the terms and conditions of the NDA and acknowledges and agrees that the NDA remains in full force and effect notwithstanding anything to the contrary in the NDA and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the NDA, information provided to Buyer pursuant to or in connection with this Agreement. If this Agreement is terminated prior to the Closing for any reason, the NDA and the provisions of this Section 6.06 shall nonetheless continue in full force and effect. Upon the Closing, the NDA shall automatically terminate as to Buyer’s confidentiality obligations thereunder, and from and after the Closing, Sellers agree, and agree to cause their Representatives to, keep confidential, in accordance with the provisions of the NDA, all confidential or proprietary information of or relating to the Company that remains in their possession after the Closing.
Section 6.07    Best Efforts; Governmental Approvals; Third-Party Consents.
(a)Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by applicable Law and otherwise provided in this Section 6.07, each of the Sellers, Company and Buyer agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the purchase and sale of the Membership Units, and the other transactions contemplated by this Agreement and to satisfy all of the conditions set forth in Article VII, including (i) preparing and filing all forms, registrations, and notices required to be filed, performing all necessary actions or nonactions, and obtaining all necessary waivers, consents, and approvals from Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) obtaining all necessary consents, approvals, or waivers from third parties; and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will be deemed to (A) require Buyer, Company, Sellers or any of their respective Affiliates (i) to agree to any material amendment to the terms of any Contract to obtain a third-party consent; (ii) to propose, negotiate, effect or agree to, the sale, divestiture, license, holding separate, or other disposition of any assets or businesses of any party to this Agreement or their

Affiliates or the imposition of any material limitation on the ability of such party to freely conduct its business or own such assets; or (iii) to commence, settle, or defend any Legal Proceedings or (B) impose any material limitation on the ability of such party or its Affiliates to freely conduct its business or own such assets.
(b)Without limiting the generality of the foregoing, as soon as may be reasonably practicable, and in no event later than five (5) Business Days after the date hereof, Buyer and Sellers each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated by this Agreement as may be required by the HSR Act. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Buyer and Sellers each shall promptly: (i) provide an appropriate response, as advisable, to any request for information which may be made in order to effectuate such filings; (ii) supply any additional information which reasonably may be required by the FTC or the DOJ, and each of Buyer and Sellers will use reasonable efforts to obtain the expiration or termination of the applicable waiting period; and (iii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer shall pay all filing fees for the filings under the HSR Act.
(c)The parties commit to instruct their respective counsel to cooperate with each other and use their best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Law at the earliest practicable dates. Such efforts and cooperation include counsel’s undertaking: (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations. Neither Sellers nor Buyer shall participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion. Sellers and Buyer shall each approve the content of any presentations, white papers, or other written materials to be submitted to any Governmental Authority in advance of any such submission. Notwithstanding anything in this Agreement to the contrary, Buyer shall, on behalf of the parties hereto, be entitled to reasonably direct negotiations and strategy with respect to obtaining the expiration or termination of all applicable waiting periods under the HSR Act.
(d)Sellers and Company shall give all notices to, and use commercially reasonable efforts to obtain all consents from, all third parties that are described in Section 3.04 or Section 4.02 of the Disclosure Schedules; provided, however, that Sellers, Buyer and Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested. Without the prior written consent of Buyer, Company shall not, and Sellers shall not permit Company to, agree to pay any consideration or make any material amendment to the terms of any Contract to obtain a third-party consent.
Section 6.08    Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Buyer’s or the Company’s expense, photocopies), during normal business hours, to such books and records.
(b)Each Seller shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date; provided, that such books and records shall be treated as confidential information of the Company in accordance with Section 6.06.
(c)Notwithstanding anything else contained herein, neither Buyer nor any Seller shall be obligated to provide any other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law or Contract.
Section 6.09    Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.10    Public Announcements. Following the date hereof, the parties shall cooperate to make a mutually agreeable announcement regarding the transactions contemplated by this Agreement and, except to the extent otherwise required by applicable Law, regulation (including the rules of any stock exchange on which a party’s common stock or other securities may be listed) or legal process, none of Sellers, Buyer, or the Company may issue any press release or make any public statement in deviation or contravention of the contents of such mutually agreeable announcement without the approval of Buyer, in the case of any disclosure by Sellers or their respective Affiliates, or Sellers, in the case of a disclosure by Buyer or its Affiliates (including the Company from and after the Closing). Notwithstanding the foregoing, no press release or public statement may be made until after the Closing, except as agreed to by the parties hereto or to the extent otherwise required by applicable Law, regulation (including the rules of any stock exchange on which a party’s common stock or other securities may be listed) or legal process.
Section 6.11    Buyer’s Due Diligence Investigation.
(a)Buyer acknowledges and agrees that none of Sellers or the Company nor any of their respective Affiliates or Representatives has made any representations or warranties regarding Sellers, the Company, the Company’s business operations or assets, the Membership Units, or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties set forth in Article III and Article IV. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no projections, forecasts, predictions, estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company’s business or the Membership Units is or shall be deemed to be a representation or warranty by Sellers or the Company to Buyer under this Agreement or otherwise and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated by this Agreement. Buyer further acknowledges and agrees that: (i) materials it and its Representatives have received from Sellers, the Company, and their respective Affiliates or Representatives, including Piper Sandler, include projections, forecasts, and predictions relating to the Company’s business; (ii) there are uncertainties inherent in attempting to make such projections, forecasts, and predictions; (iii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions, and information so furnished; (iv) Buyer shall not have any claims against Sellers, the Company, or their respective Affiliates or Representatives, including Piper Sandler, with respect thereto; and (v) Buyer has not relied thereon. Buyer acknowledges that, except for the representations and warranties set forth in Article III and Article IV, no Person has been authorized by the Company or Sellers to make any representation or warranty regarding Sellers, the Company, the Company’s business, assets or operations, the Membership Units, or the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by the Company or either Seller.
(b)Buyer acknowledges and agrees that it: (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article III and Article IV, has formed an independent judgment concerning, the Company, its business, and the Membership Units, and (ii) has conducted such investigation of the Company, its business, and the Membership Units as Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the representations and warranties set forth in Article III and Article IV. Buyer further acknowledges and agrees that it will not at any time assert any claim against Sellers or the Company or any of their respective present and former Affiliates or Representatives, including Piper Sandler, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements, or omissions with respect to the information furnished by such Persons concerning Sellers, the Company, the Company’s business, or the Membership Units, other than any inaccuracies or misstatements in the representations and warranties set forth in Article III and Article IV.
(c)Buyer acknowledges that the Purchase Price has been negotiated based on Buyer’s express agreement that, if the Closing occurs, Buyer will acquire the Company and its businesses, properties, assets, and Liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties set forth in Article III and Article IV. Further, without limiting any representation or warranty set forth in Article III and Article IV, any condition to closing set forth in Article VII, or its rights pursuant to Section 6.02, Buyer acknowledges that it has waived and hereby waives as a condition to Closing or otherwise any further due diligence reviews, inspections, or examinations with respect to the Company and the Membership Units, including with respect to financial, operational, regulatory, and legal compliance matters.
Section 6.12    GDPR. Prior to the Closing, to become compliant with the European Union’s General Data Protection Regulation, the Company shall update its privacy policy and add a cookie banner with opt-in consent to use of cookies (without use of pre-checked options) to be displayed upon users located in the European Union visiting http://www.bestreviews.com.
Section 6.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting periods and any extensions thereof shall have expired or been terminated, and there shall be no agreement between any party and any Governmental Authority not to consummate the transactions contemplated by this Agreement.
(b)No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)This Agreement will not have been terminated in accordance with Section 9.01.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Each of the representations and warranties in Article III and Article IV (i) that is a Fundamental Representation will be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the terms “material,” “in all material respects,” or “Material Adverse Effect” or words of substantially equivalent meaning) set forth therein) in all material respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation and warranty expressly addresses matters only as of a specified date (in which case as of such specified date)) and (ii) that is not a Fundamental Representation will be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the terms “material,” “in all material respects,” or “Material Adverse Effect” or words of substantially equivalent meaning) set forth therein) as of the date hereof and as of Closing Date as if made anew as of the Closing Date (except to the extent any such representation and warranty expressly addresses matters only as of a specified date (in which case as of such specified date)), except for any failure of any such representation and warranty referred to in this clause (ii) to be true and correct that has not had a Material Adverse Effect.
(b)Sellers and Company shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Since the date hereof, no Material Adverse Effect shall have occurred.
(d)Sellers shall have delivered, or caused to be delivered, the Assignment, the Transition Services Agreement, the Angel Employment Agreement, the Harty Employment Agreement, the Retention Agreement, the TMSA, and each of the Restrictive Covenant Agreements.
(e)The other Transaction Documents to which any Seller is a party shall have been executed and delivered by such Seller(s), and true and complete copies thereof shall have been delivered to Buyer.
(f)Buyer shall have received a certificate, dated as of the Closing Date and signed by one duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(g)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the director(s) or manager(s) of such Seller and Company authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver (which waiver must be joint and not made by a single Seller without the other Seller), at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date.
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)The Transaction Documents to which Buyer is a party shall have been executed and delivered by Buyer, and true and complete copies thereof shall have been delivered to Sellers.
(d)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(e)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the director(s) or manager(s) of Buyer authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(f)Buyer shall have delivered to Sellers cash in an aggregate amount equal to the Purchase Price in accordance with Section 2.03(a)(i).
ARTICLE VIII
EXCLUSIVE REMEDY; R&W INSURANCE
Section 8.01    No Survival; Exclusive Remedy; R&W Insurance Policy.
(a)All representations and warranties and pre-Closing covenants of the Company or either Seller and any certificate delivered pursuant to this Agreement, including, but not limited to, those certificates of Sellers or the Company required by Section 7.02 shall terminate upon, and shall not survive, the Closing, and none of the Company, the Sellers, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries, or Representatives shall have any Liability whatsoever with respect to any such representations and warranties, pre-Closing covenants, or certificates and no claim for breach of any such representation, warranty, pre-Closing covenant, or certificate or any claim for detrimental reliance or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against any Seller, any Affiliate of any Seller, or any director, officer, employee, equityholder, partner, member, manager, trustee, beneficiary, or Representative of any Seller or any Affiliate of any Seller. Recovery by Buyer in respect of all losses arising or resulting from or related to a breach of any representation or warranty or pre-Closing covenant or certificates delivered pursuant to this Agreement shall be limited to the R&W Insurance Policy except in cases of Fraud in this Agreement and, in cases of Fraud, recovery shall be limited solely against the party to this Agreement who committed such Fraud.
(b)Except in the case of Fraud (in which case Buyer shall have recourse only against the Seller who committed such Fraud subject to Section 8.01(a)), the R&W Insurance Policy is the sole and exclusive remedy of Buyer for any breach of the representations and warranties set forth in this Agreement, pre-Closing covenants set forth in this Agreement, and those certificates of Sellers or the Company required by Section 7.02, including, but not limited to, those caused by any breach of or inaccuracy in any representation or warranty or breach, nonfulfillment, or default in the performance of any of the pre-Closing covenants or agreements contained in this Agreement. The parties to this Agreement shall not be entitled to a rescission of this Agreement or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation, or otherwise, including, but not limited to, under the Racketeer Influence and Corrupt Organizations Act of 1970), all of which the parties to this Agreement hereby waive. In furtherance of the foregoing, Buyer hereby waives and releases to the fullest extent permitted under applicable Law, the Sellers and each of their respective Non‑Recourse Parties, whether in any individual, corporate, or any other capacity, from and against any and all other rights, claims, and causes of action Buyer may have against the Sellers or any of their respective Non‑Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated by this Agreement or any other Transaction Document (including relating to any Exhibit, Schedule, or other document delivered pursuant to this Agreement), including whether arising under or based upon any federal, state, local, or foreign statute, Law, or ordinance or otherwise, including any rights, claims, or causes of action with respect to any environmental, health, or safety matters.
(c)Buyer and its Affiliates will not amend, waive, or otherwise modify the R&W Insurance Policy in any manner without the prior written consent of Sellers.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of Sellers, the Company, and Buyer;
(b)by Buyer by written notice to Sellers if:
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by a Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure cannot be cured by Sellers or the Company by December 31, 2020 (the “Drop Dead Date”); provided, however, that, if such material breach is curable through the exercise of commercially reasonable efforts, then as long as Sellers continue to exercise such commercially reasonable efforts (or cause the Company to exercise such commercially reasonable efforts), Buyer may not terminate this Agreement under this Section 9.01(b)(i); provided, further, that the Drop Dead Date shall be automatically extended (for all purposes under and provisions of this Agreement) on a day-for-day basis for each day of any shutdown or closure or other delay to applicable waiting or review periods, or any extension thereof, of any Governmental Authority arising or resulting from COVID-19 or a lapse in government funding that would have the effect of delaying or preventing the regulatory review of the transaction; or
(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by Sellers (only if jointly delivered and not independently) by written notice to Buyer if:
(i)Sellers and the Company are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure cannot be cured by Buyer by the Drop Dead Date; or
(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of a Seller or the Company to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by them prior to the Closing; or
(d)by Buyer, or Sellers (only if jointly delivered and not independently), in the event that:
(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except: (a) the provisions of Article I, the confidentiality provisions of Section 6.02, Section 6.06, Section 6.10, this Article IX, and Article XI shall survive; and (b) nothing herein shall relieve any party hereto from Liability for any intentional breach of any provision hereof. For the avoidance of doubt, the parties agree that if Buyer does not close the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than conditions to be performed by the parties at the Closing), such failure or refusal to close shall be deemed to be an intentional breach of this Agreement by Buyer, and if Sellers and Company do not close the transactions contemplated by this Agreement in circumstances in which all of the closing conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than conditions to be performed by the parties at the Closing), such failure or refusal to close shall be deemed to be an intentional breach of this Agreement by Sellers and Company. Nothing in this Section 9.02 shall relieve or release any party of any Liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful breach of this Agreement.
ARTICLE X
TAX MATTERS
Section 10.01    Sellers Returns. Sellers shall prepare, or cause to be prepared, (a) all Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date, and (b) all Pass-Through Tax Returns of the Company for any Tax period that ends on or before the Closing Date. Buyer shall cooperate with Sellers in the preparation and timely filing of such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law or to the extent solely relating to a Pass-Through Tax Return for a Tax period that ends on or before the Closing Date. No later than thirty (30) days prior to filing any such Tax Return, except for any Pass-Through Tax Return for a Tax period that ends on or before the Closing Date, Sellers shall deliver or cause to be delivered to Buyer such Tax Return (other than a Tax Return that is required to be filed contemporaneous with, or promptly after, the close of a Tax period, without any available extension, in which case such Tax Return shall be provided as soon as reasonably practicable) and any related work papers, will permit Buyer to review and comment on such Tax Return and will make such revisions to such Tax Return as are reasonably requested by Buyer prior to the filing thereof.
Section 10.02    Allocation of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) the amount of any sales or use Taxes, withholding Taxes, employment Taxes, Taxes imposed on specific transactions, or Taxes based on or measured by income, profits, or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided that any items that accrue on an annual basis, such as depreciation deductions, shall be allocated in accordance with the methodology described in Section 10.02(b)), and (b) the amount of other Taxes, such as real and personal property and other ad valorem Taxes, which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the total number of days in the period. For purposes of this Agreement, Transaction Tax Deductions shall be treated as relating to the Pre-Closing Tax Period, and in preparing Tax Returns, the parties hereto and their Affiliates shall allocate any Transaction Tax Deductions to Pre-Closing Tax Periods to the extent permitted by applicable Law.
Section 10.03    Post-Closing Actions. None of Buyer, the Company, or any Affiliate thereof shall (or shall cause or permit the Company to), in each case to the extent affecting a Pass-Through Tax Return of the Company that includes a Pre-Closing Tax Period, without the prior written consent of Sellers, (a) amend, re-file, or otherwise modify any Tax Return, (b) make any voluntary disclosure to any Governmental Authority, (c) enter into any closing agreement, (d) file any private letter ruling, (e) extend or waive the limitation period applicable to any Tax claim or assessment, (f) surrender any right to claim a refund of Taxes, (g) make, change, or revoke any Tax election with retroactive effect, or (h) take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax. Buyer and its Affiliates shall not take (as relates to the Company) or cause the Company to take any action on or after the Closing that is outside of the ordinary course of business.
Section 10.04    Cooperation and Records Retention. The parties hereto and their Affiliates shall, in each case as it relates to the Company: (a) provide each other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return or Tax Proceeding, which shall include access to personnel responsible for preparing, maintaining, and interpreting information relevant to Taxes on a mutually convenient basis, (b) retain and provide each other with any records or other information that may be relevant to such Tax Return or Tax Proceeding, and (c) provide each other with copies of any final determination of any Tax Proceeding, to the extent that it affects any such other Person’s Taxes or Tax Returns required to be paid or filed after any such determination. Without limiting the generality of the immediately preceding sentence, Buyer shall retain, and shall cause the Company to retain, until sixty (60) days after the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods and shall not destroy or otherwise dispose of any such records without first providing Sellers and their respective Affiliates with a reasonable opportunity to review and copy the same. The parties hereto and their Affiliates further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any of the other parties or their Affiliates in connection with the Company or the transactions contemplated by this Agreement or the other Transaction Documents. The parties hereto and their respective Affiliates shall each bear their own expenses in complying with the provisions of this Section 10.04; provided that, if any action requested by a party will require the other party to incur more than de minimus out of pocket expenses, the other party may, without breach of this Agreement, condition its compliance on payment or reimbursement of such expenses by the requesting party.
Section 10.05    Tax Proceedings. Buyer or the Company shall provide Sellers with written notice of any Tax Proceedings relating to any Pass-Through Tax Return of the Company prepared by Sellers under Section 10.01, along with any written correspondence received from the relevant Governmental Authority with respect thereto, within fifteen (15) days of receipt by Buyer, the Company, or any of their Affiliates. Sellers shall control any such Tax Proceeding, and Buyer, the Company, and their respective Affiliates shall execute any power of attorney or other documents reasonably requested by Sellers to enable Sellers to control any such Tax Proceeding. With respect to any Tax Proceeding that relates to a Pass-Through Tax Return for a Straddle Period, Sellers shall, (a) provide the Company with a reasonable opportunity to review and comment on any written submissions to a Governmental Authority in connection with such Tax Proceeding, (b) keep the Company reasonably informed of all material actions taken and other material developments, and (c) promptly notify the Company following receipt of any notice of any material conversation, meeting, information exchange, negotiation, dialogue, or other proceeding. None of the parties hereto or their Affiliates shall settle, abandon, or otherwise compromise any Tax Proceeding relating to a Pass-Through Tax Return for a Straddle Period without the prior written consent of Buyer and Sellers, in each case such consent not to be unreasonably withheld, conditioned, or delayed. In the event of an inconsistency between this Section 10.05 and any other provision of this Agreement, this Section 10.05 shall control.
Section 10.06    Transfer Taxes. All transfer, conveyance, recording, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary), and shall provide a true, correct, and complete copy of any such Tax Return to Sellers promptly after the filing thereof.
Section 10.07    Tax Treatment; Purchase Price Allocation. For U.S. federal income tax purposes, the parties agree that acquisition by Buyer of the Membership Units pursuant to this Agreement shall be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and, pursuant thereto (i) with respect to Sellers, Sellers shall be treated as selling their Membership Interests in a taxable sale of partnership interests and (ii) with respect to Buyer, the Company shall be deemed to make a liquidating distribution of its assets to Sellers and Buyer shall be deemed to acquire, by taxable purchase, all such assets of the Company. Within ninety (90) days of the final determination of the Purchase Price pursuant to Section 2.05, Buyer shall deliver to Sellers an allocation of the Purchase Price (and the relevant Liabilities of the Company and any other relevant items) among the assets of the Company in accordance with Section 1060 of the Code, the applicable Treasury Regulations thereunder, and the methodology set forth on Exhibit D. If Sellers disagree with Buyer’s allocation and provide written notice of such disagreement to Buyer within thirty (30) days after Sellers’ receipt of such allocation, Buyer and Sellers shall negotiate in good faith to finalize such allocation no later than sixty (60) days prior to the earliest due date (taking into account, for these purposes, any applicable extension of a due date) for the filing of a Tax Return to which such allocation is relevant. If the parties are unable to mutually agree to such allocation, then the parties shall have no further obligation under this Section 10.07, and each party shall make its own determination of such allocation for financial and Tax reporting purposes, which determination shall not be binding on the other party. Buyer shall have no liability to Sellers, and Sellers shall have no liability to Buyer, for any additional Taxes that may be imposed by any Governmental Authority relating to Taxes to the extent such Liability arises solely as a result of inconsistencies between separate allocations described in the previous sentence.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Except as otherwise expressly provided in this Agreement (including Section 10.06) or as set forth below in this Section 11.01, all costs and expenses, including, but not limited to, fees and disbursements of legal counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall pay: (a) all filing fees payable in connection with any filings made under the HSR Act (which, for the avoidance of doubt, shall require Buyer to reimburse Tribune at the Closing for the $45,000 filing fee paid by Tribune on behalf of the parties in connection with the parties’ filings made under the HSR Act prior to the date hereof), (b) the cost of the R&W Insurance Policy, including all underwriting fees and Taxes in respect of the R&W Insurance Policy (except, if the Closing occurs, the Company shall reimburse Buyer at Closing for up to $700,000 (in the aggregate) of the insurance premium, insurance broker’s commission, insurer’s underwriting fee, and incremental legal and professional fees associated with the R&W Insurance Policy), and (c) all Closing Date Sellers Expenses payable by Buyer for the benefit of Sellers as a Purchase Price deduction pursuant to Section 2.03(d).
Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers, and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) (e.g., FedEx, UPS, etc.); or (c) on the date sent by e-mail of a .pdf (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Buyer (or to the Company after Closing):	Nexstar Inc. 545 E. John Carpenter Freeway Suite 700 Irving, Texas 75062 Attn: Tom Carter Elizabeth Ryder Karen Brophy E-mail: tcarter@nexstar.tv eryder@nexstar.tv kbrophy@nexstardigital.com
with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 200 Clarendon Street Boston, MA 02116 Attn: Armand A. Della Monica, P.C. E-mail: armand.dellamonica@kirkland.com
If to the Company (before Closing):	BestReviews LLC 8985 Double Diamond Parkway, Unit B7 Reno, Nevada 89521 Attn: Momchil Filev E-mail: mfilev@bestreviews.com
with a copy (which shall not constitute notice) to:	Holland & Knight LLP 50 North Laura Street, Suite 3900 Jacksonville, Florida 32202 Attn: Edward S. Sarnowski E-mail: Edward.Sarnowski@hklaw.com
If to Tribune:	Tribune Publishing Company, LLC 160 N. Stetson Avenue Chicago, Illinois 60601 Attn: Mike Lavey, Interim Chief Financial Officer E-mail: mlavey@tribpub.com
with a copy (which shall not constitute notice) to:	Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, MI 49002-0402 Attn: Phillip D. Torrence E-mail: ptorrence@honigman.com
If to BR Holdco:	BR Holding Company, Inc. 8985 Double Diamond Parkway, Unit B7 Reno, Nevada 89521 Attn: Denis Grosz E-mail: grosz@grosz.com

Section 11.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, another Transaction Document, the Exhibits, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.08    No Third-Party Beneficiaries. Except as provided in Section 6.05 and Section 11.16, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE Transaction DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE Transaction Documents IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).
Section 11.11    Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by Sellers, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, any Seller, on the one hand, or Buyer, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of either Seller to cause the transactions contemplated by this Agreement to be consummated. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The parties further agree that: (a) by seeking the remedies provided for in this Section 11.11, a party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.11 are not available or otherwise are not granted, and (b) nothing set forth in this Section 11.11 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.11 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.11 or anything set forth in this Section 11.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail (including via DocuSign or equivalent software) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The exchange of copies of this Agreement and of signature pages by e-mail transmission (including via DocuSign or equivalent software) or other means of electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.
Section 11.13    Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except in the case of Fraud committed by a Non-Recourse Party (which, for the avoidance of doubt, shall not give rise to any enforcement or Legal Proceeding against or involving any other Non-Recourse Party which has not committed Fraud). Notwithstanding any provision of this Agreement or otherwise, the parties agree on their own behalf and on behalf of their respective Affiliates that no Non‑Recourse Party of a party shall have any Liability relating to this Agreement or any of the transactions contemplated by this Agreement except (a) to the extent agreed to in writing by such Non‑Recourse Party or (b) in the case of Fraud committed by such Non-Recourse Party; provided, that in the case of Fraud committed by such Non-Recourse Party, Liability related thereto shall be limited to such Non-Recourse Party, and no other Non-Recourse Party shall have any Liability whatsoever for such Fraud committed by such Non-Recourse Party).
Section 11.14    Disclosures Generally. All schedules attached hereto (including the Disclosure Schedules) are incorporated in and expressly made a part of this Agreement as though completely set forth herein. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules or representation or warranty contained in Article III or Article IV, as applicable, as though fully set forth in such Disclosure Schedules or representation or warranty for which the applicability of such information and disclosure is reasonably apparent on the face of such information and disclosure notwithstanding the absence of a cross reference contained therein. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business of the Company, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or Exhibits in any dispute or controversy between the parties as to whether any obligation, item, or matter not set forth or included in this Agreement, the Disclosure Schedules, or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business of the Company for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 11.15    Attorneys’ Fees. In the event any suit or other Legal Proceeding is brought for the enforcement of any of the provisions of this Agreement (for the avoidance of doubt, any suit or other Legal Proceeding seeking declaratory relief shall be deemed to be brought for the enforcement of this Agreement), the parties agree that the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties upon final non-appealable judgment from a court of competent jurisdiction on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing or defending such suit or Legal Proceeding; provided, that if a defending party prevails in part, and loses in part, in any such Legal Proceeding, the court, arbitrator, or other adjudicator presiding over such Legal Proceeding shall award a reimbursement of the fees, costs, and expenses incurred by the defending party on an equitable basis.
Section 11.16    Legal Representation. In any Legal Proceeding by or against Buyer wherein Buyer asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer agrees in connection with such proceeding: (a) neither Buyer nor counsel therefor will move to seek disqualification of Holland & Knight LLP (“H&K”) or Honigman LLP (“Honigman”), (b) to waive any right Buyer may have to assert the attorney-client privilege against H&K, Honigman, or Sellers or any of their Affiliates with respect to any communication or information contained in H&K’s or Honigman’s possession or files relating to Pre-Closing Communications, and (c) to consent to the representation of any of Sellers and their Affiliates by H&K and/or Honigman, as applicable, notwithstanding that H&K or Honigman, as applicable, has or may have represented one or more of Sellers or any of their Affiliates (including the Company) as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, or Legal Proceeding, prior to the Closing. This consent and waiver extends to H&K and/or Honigman, as applicable, representing any Seller against Buyer or the Company in litigation, arbitration, or mediation in connection with this Agreement or the transactions contemplated by this Agreement. In addition, all communications between or among Sellers, the Company, and their respective Affiliates, on the one hand, and H&K and/or Honigman, as applicable, on the other hand, related to this or any other proposed sale of the Membership Units, this Agreement, or the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to such Seller or Affiliate thereof, as applicable (and not the Company) (the “Pre-Closing Communications”). Accordingly, neither the Company nor Buyer shall have access to any such Pre-Closing Communications or to the files of H&K or Honigman relating to such engagement from and after the Closing, and all books, records, and other materials of the Company in any medium (including electronic copies) containing or reflecting any of the Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts, or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned, and transferred to the applicable Seller or Affiliate thereof effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to the applicable Seller or Affiliate thereof at the Closing with no copies thereof retained by the Company, Buyer, or any of Buyer’s Affiliates or Representatives. From and after the Closing, Buyer and the Company shall maintain the confidentiality of all such material and information. From and after the Closing, none of Buyer, the Company, and their respective Affiliates and Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to the applicable Seller or Affiliate thereof prior to the Closing, they will be held for the benefit of the applicable Seller or Affiliate thereof, and Buyer, the Company, and their Affiliates will deliver all such material and information to the applicable Seller or Affiliate thereof promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers and their respective Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Pre-Closing Communications, and the Company shall not be a holder thereof, (ii) to the extent that files of H&K or Honigman in respect of such engagement and with respect to the Pre-Closing Communications constitute property of the client, only the applicable Seller or Affiliate thereof (and not the Company) shall hold such property rights, and (iii) neither H&K nor Honigman shall have any duty whatsoever to reveal or disclose any such attorney-client communications, files, or the Pre-Closing Communications to the Company by reason of any attorney-client relationship between H&K and the Company, Honigman and the Company, or otherwise. As to Pre-Closing Communications, Buyer and its Affiliates (including, after the Closing, the Company) and Sellers, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Pre-Closing Communications in any action or claim against or involving any of the parties or any of their respective Non‑Recourse Parties after the Closing. Buyer further agrees that, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company), H&K’s retention by the Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.16, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.16 is for the benefit of Sellers, H&K, and Honigman, and H&K and Honigman are intended third party beneficiaries of this Section 11.16. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of Sellers, H&K, and Honigman. The covenants and obligations set forth in this Section 11.16 shall survive for ten (10) years following the Closing Date.
Section 11.17    Deliveries. Buyer agrees and acknowledges that all documents or other items delivered to Buyer or its Representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room at least one (1) day prior to the date hereof and remaining available for viewing as of the date hereof shall be deemed to have been delivered, provided, or made available to Buyer or its Representatives for all purposes hereunder.
Section 11.18    Relationship of Parties. Nothing in this Agreement shall be deemed to constitute the parties as joint venturers, alter egos, partners, or participants in an unincorporated business or other separate entity, nor create any principal agent, fiduciary, or other special relationship between the parties. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
***Remainder of Page Left Blank – Signatures Follow***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: NEXSTAR INC., a Delaware corporation By: /s/ Tom Carter Name: Tom Carter Title: President
COMPANY: BESTREVIEWS LLC, a Delaware limited liability company By: /s/ Momchil Filev Name: Momchil Filev Title: Chief Executive Officer
TRIBUNE: TRIBUNE PUBLISHING COMPANY, LLC, a Delaware limited liability company By: /s/ Terry Jimenez Name: Terry Jimenez Title: Chief Executive Officer
BR HOLDCO: BR HOLDING COMPANY, INC., a Delaware corporation By: /s/ Denis Grosz Name: Denis Grosz Title: President

64